EXHIBIT 2.1

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER

Among

INCYTE GENOMICS, INC.,

MAXIA PHARMACEUTICALS, INC.

and

OTHER PARTIES SIGNATORY HERETO

November 11, 2002

-i-

4.16 Contracts	29
4.17 No Default.	29
4.18 Proprietary Rights	30
4.19 Insurance	32
4.20 Brokers or Finders	33
4.21 Related Parties	33
4.22 Certain Advances	34
4.23 Takeover Statutes	34
4.24 Receivables	34
4.25 Bank Accounts, Powers, etc.	34
4.26 Information Statement	34
4.27 Regulatory Issues	35
4.28 Underlying Documents	36
4.29 No Misleading Statements	36
4.30 Certain Tax Matters	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY	37
5.1 Organization	37
5.2 Authority	37
5.3 No Conflict with Other Instruments	37
5.4 Governmental Consents	38
5.5 SEC Documents	38
5.6 Shares of Parent Common	38
5.7 Financial Statements	38
5.8 Brokers or Finders	39
5.9 Legal Proceedings	39
5.10 Information Statement	39
5.11 No Material Adverse Change	39
5.12 Certain Matters Relating to Tax Treatment	39

ARTICLE VI CONDUCT PRIOR TO THE EFFECTIVE TIME	40
6.1 Conduct of Business of the Company	40
6.2 No Solicitation	43
6.3 Strategic Agreements	44

ARTICLE VII ADDITIONAL AGREEMENTS	45
7.1 Approval of the Company Stockholders	45
7.2 Access to Information; Interim Financial Information	47
7.3 Confidentiality	47
7.4 Expenses	47
7.5 Public Disclosure	48
7.6 FIRPTA Compliance	48
7.7 Reasonable Efforts	48
7.8 Conduct; Notification of Certain Matters	49
7.9 Support Agreements	49
7.10 Sale of Shares	49
7.11 Blue Sky Laws	50

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7.12 Legal Compliance	50
7.13 Nasdaq Listing	50
7.14 Additional Documents and Further Assurances	50
7.15 Indemnification	51
7.16 Advances to the Company	51
7.17 Amendment of Ortho Collaboration Agreement	51
7.18 Maxia UK	51

ARTICLE VIII CONDITIONS TO THE MERGER	52
8.1 Conditions to Obligations of Each Party to Effect the Merger	52
8.2 Additional Conditions to Obligations of the Company	52
8.3 Additional Conditions to the Obligations of Parent and Merger Subsidiary	53

ARTICLE IX INDEMNIFICATION AND ESCROW	56
9.1 Survival of Representations and Warranties	56
9.2 Indemnification and Escrow Arrangements	57

ARTICLE X TERMINATION, AMENDMENT, WAIVER, CLOSING	62
10.1 Termination	62
10.2 Effect of Termination	64
10.3 Amendment or Supplement	64
10.4 Extension of Time, Waiver	64

ARTICLE XI GENERAL	65
11.1 Notices	65
11.2 Headings	66
11.3 Counterparts	66
11.4 Entire Agreement; Assignment	66
11.5 Severability	67
11.6 Other Remedies	67
11.7 Governing Law	67
11.8 Waiver of Jury Trial	67
11.9 Absence of Third-Party Beneficiary Rights	67

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EXHIBITS and SCHEDULES

Exhibit A	Form of Support Agreement
Exhibit B	Form of Stockholder Certificate
Exhibit C	Form of FIRPTA Certificate
Exhibit D	Form of Backup Registration Rights Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of BCC Restructuring Agreement
Exhibit G	Form of Bremer Restructuring Agreement
Exhibit H	Opinion of Sheppard Mullin Richter & Hampton LLP
Exhibit I	Form of Lockup Agreement
Exhibit J	Senior Convertible Secured Note
Exhibit K	LLC Documents
Exhibit L	Earn Out Escrow Agreement

Schedule 2.11	Earn Out Schedule
Schedule 7.9(a)	Stockholders Executing Support Agreements at signing
Schedule 7.9(b)	Stockholders Executing Support Agreements after signing
Schedule 7.10	Securityholders Executing Lockup Agreements
Schedule 7.14	Required Consents
Schedule 8.3(r)	Proprietary Rights
Schedule 8.3(s)	Employees

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TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement
1997 Option Plan	2.2
2002 Option Plan	2.2
Acquisition Transaction	6.2(a)
Additional BCC Funds	6.1(l)
Additional Company Stock	4.2(b)
Affiliate	4.21(a)
Agent Earn Out Determination	2.11(c)(ii)
Aggregate Common Number	2.1(c)(i)
Aggregate Series B & Series C Closing Cash	2.1(c)(ii)
Aggregate Series B & Series C Closing Stock	2.1(c)(iii)
Amended Company Certificate	2.11(d)
Audited Financial Statements	7.14
Average Closing Price	2.8
Backup Registration Rights Agreement	7.1(c)
Balance Sheet	4.7
Balance Sheet Date	4.7
BCC	8.3(l)
BCC Notes	8.3(l)
BCC Restructuring Agreement	8.3(l)
Bremer Notes	8.3(m)
Bremer Restructuring Agreement	8.3(m)
Business Day	2.11(c)(i)
California Code	2.13
California Permit	2.13
Cash Schedule	8.3(e)
Cash Shortfall	8.3(e)
Certificate	2.5(a)
Certificate of Merger	1.3
Closing	1.2
Closing Aggregate Share Number	2.1(c)(iv)
Closing Cash Consideration	2.1(c)(v)
Closing Date	1.2
Closing Merger Consideration	2.5(a)
COBRA	4.12(e)
Code	2.12
Commissioner	7.1(c)
Common Closing Cash	2.1(c)(vi)
Common Closing Exchange Ratio	2.1(c)(vii)
Common Closing Stock Consideration	2.1(c)(viii)
Company Board	4.2(i)
Company Common	4.2(a)
Company Common – Additional Payments	4.2(b)

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Term	Cross Reference in Agreement
Company Common – Earn Out	4.2(b)
Company Common Warrants	4.2(c)
Company Option	2.2
Company Plans	2.2
Company Preferred	4.2(a)
Company Returns	4.11(b)
Company Series A – Additional Payments	4.2(b)
Company Series A – Earn Out	4.2(b)
Company Series A Preferred	4.2(a)
Company Series B – Additional Payments	4.2(b)
Company Series B – Earn Out	4.2(b)
Company Series B Preferred	4.2(a)
Company Series C – Additional Payments	4.2(b)
Company Series C – Earn Out	4.2(b)
Company Series C Preferred	4.2(a)
Company Share	2.1(b)
Company Stock	4.2(a)
Company Stockholder Action	4.26
Company Stockholders Meeting	7.1
Company Warrants	4.2(c)
Confidentiality Agreement	7.3
Contract	4.5
DGCL	1.1
Disclosure Schedule	ARTICLE IV
Earn Out	2.11(a)
Earn Out Amount	2.11(a)
Earn Out Amounts	2.11(a)
Earn Out Average Closing Price	2.11(d)
Earn Out Date	2.11(c)(i)
Earn Out Determination	2.11(c)(i)
Earn Out Dispute Notice	2.11(c)(i)
Earn Out Escrow	2.11(a)
Earn Out Milestone	2.11(a)
Earn Out Milestones	2.11(a)
Earn Out Share Number	2.11(e)(i)
Earn Outs	2.11(a)
Effective Time	1.3
Employee Plans	4.12(a)
Environmental Laws	4.10(a)
ERISA	4.12(a)
Escrow Agreement	8.2(d)
Escrow Cash	2.4
Escrow Fund	9.2(a)

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Term	Cross Reference in Agreement
Escrow Period	9.2(b)
Escrow Shares	2.4
Exchange Act	5.5
Exchange Agent	2.5(a)
Expiration Date	9.1
Extra Amount	2.6
Fairness Hearing	2.13
FDA	4.27(a)
FDCA	4.27(a)
Final Earn Out Amount	2.11(e)(ii)
Financial Statements	4.7
Future Earn Out Amounts	2.11(j)
Future Earn Out Milestones	2.11(e)(iii)
GAAP	4.7
Hazardous Substances	4.10(a)
HSR Act	4.6
Indebtedness	6.1(l)
Indebtedness Schedule	8.3(d)
Information Statement	4.26
Interest	2.11(k)
Interim Result	2.1(c)(xiii)
knowledge of Parent	5.3
knowledge of the Company	4.13
Legal Proceedings	4.15
Legal Requirements	4.5
LLC Agreement	2.11(d)
Loss	9.2(a)
Losses	9.2(a)
Material	4.5
material adverse change	4.5
material adverse effect	4.5
materially adverse	4.5
Maxia UK	4.3
Nasdaq	7.5
New Shares	9.2(d)
Officer’s Certificate	9.2(e)
Ortho Collaboration Agreement	4.17(b)
Parent Board	5.2
Parent Common	2.1(c)(iv)
Parent Disclosure Schedule	ARTICLE V
Parent Note	8.3(d)
Parent’s SEC Filings	5.5
Permit Application	4.26

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Term	Cross Reference in Agreement
Permits	4.14
Person	4.5
Principal Market	2.8
pro rata interest	9.2(a)
Product	4.27(a)
Properties	4.9(b)
Proprietary Rights	4.18(b)
Recapitalization Merger Agreement	2.11(d)
Related Agreements	4.4
Remaining Available Shares	2.11(j)
Representatives	6.2(a)
Second Parent Note	7.16
Securities Act	2.13
Securityholder Agent	9.2(c)(i)
Securityholders	2.5(b)
Series A Closing Exchange Ratio	2.1(c)(ix)
Series A Preferred Closing Cash	2.1(c)(x)
Series A Preferred Closing Stock	2.1(c)(xi)
Series B & Series C Closing Cash	2.1(c)(xii)
Series B & Series C Closing Stock	2.1(c)(xiii)
Series B Convertible Notes	4.2(c)
Series B Warrants	4.2(c)
sources of cash	8.3(e)
Subsidiary	4.5
Superior Transaction	6.2(a)
Surviving Corporation	1.1
Takeover Statutes	4.23
Tax	4.11(a)
Taxable	4.11(a)
Taxes	4.11(a)
Taxing Authority	4.11(a)
Third Party Claim	9.2(i)
Threshold	9.2(a)
Unaudited Financial Statements	4.7
Unrecapitalized Company Stock	4.2(a)
uses of cash	8.3(e)
Voting Debt	4.2(d)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of the 11th day of November, 2002, by and among INCYTE GENOMICS, INC., a Delaware corporation (“Parent”), MONACO ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), MAXIA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and MAXIA PHARMACEUTICALS, LLC., a Delaware limited liability company (the “LLC”), and with respect to Section 2.11, ARTICLE IX and ARTICLE XI only, the LLC as securityholder agent (the “Securityholder Agent”), and J.P. Morgan Trust Company, National Association as escrow agent (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders to effect the merger hereafter provided for, in which Merger Subsidiary would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Company deems it advisable and in the best interests of its stockholders to arrange for a recapitalization of the capital stock of the Company outstanding as of the date of this Agreement and the contribution of a portion of the outstanding capital stock of the Company to the capital of the LLC immediately before the Merger and to carry out such recapitalization and contribution by way of a merger (the “Recapitalization Merger”) of a Delaware corporation which is a wholly owned subsidiary of the LLC formed solely for purposes of the Recapitalization Merger (the “Recapitalization Merger Subsidiary”), with and into the Company immediately before the Effective Time (as defined herein), such that, immediately before the Effective Time, (i) the stockholders of the Company will hold directly all then outstanding capital stock of the Company to be converted into the Closing Merger Consideration (as defined herein) pursuant to this Agreement and (ii) the LLC will hold all the remaining outstanding capital stock of the Company; and

WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, certain stockholders of the Company (set forth on Schedule 7.9(a) hereto) have concurrently herewith executed Support Agreements with Parent and Merger Subsidiary in substantially the form attached hereto as Exhibit A (“Support Agreements”) pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Stock (as defined in Section 4.2(a)) owned by them in favor of the Recapitalization Merger and the Merger, and certain stockholders of the Company (set forth on Schedule 7.9(b) hereto) shall execute and deliver to Parent executed Support Agreements no later than fourteen (14) days after the date hereof:

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions of this Agreement, Merger Subsidiary shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pillsbury Winthrop LLP, 2550 Hanover Street, Palo Alto, California, as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”). In all events, the parties intend that the Recapitalization Merger shall be effective before the Merger.

1.4 Corporate Organization. At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE

CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Stock, the following shall occur:

(a) Each share of common stock, $0.001 par value per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Subsidiary evidencing ownership of shares of common stock of Merger Subsidiary shall continue to evidence ownership of the shares of capital stock of the Surviving Corporation.

(b) Each share of Company Stock (as defined in Section 4.2(a)) (a “Company Share”) held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

The following definitions shall be applicable for this ARTICLE II:

(i) “Aggregate Common Number” means the aggregate number of shares of Company Common outstanding immediately prior to the Effective Time (including all shares of Company Common issued or issuable upon exercise, conversion or exchange of all unvested and vested Company Options or Company Common Warrants outstanding immediately prior to the Effective Time that do not terminate or expire unexercised, unexchanged or unconverted as of the Effective Time).

(ii) “Aggregate Series B & Series C Closing Cash” means the Series B & Series C Preferred Closing Cash multiplied by the sum of (A) the number of shares of Company Series B Preferred outstanding immediately prior to the Effective Time (in this Section 2.1 the phrase “number of shares of Company Series B Preferred outstanding immediately prior to the Effective Time” shall mean the aggregate number of all shares of Company Series B Preferred outstanding immediately prior to the Effective Time and all shares of Company Series B Preferred issued or issuable upon exercise, conversion or exchange of all unvested and vested Series B Warrants or Series B Convertible Notes outstanding immediately prior to the Effective Time that do not terminate or expire unexercised, unexchanged or unconverted as of the Effective Time) plus (B) the number of shares of Company Series C outstanding immediately prior to the Effective Time.

(ii) “Aggregate Series B & Series C Closing Stock” means (A) the Series B & Series C Preferred Closing Stock multiplied by (B) the aggregate number of shares of (1) Company Series B Preferred outstanding immediately prior to the Effective Time and (2) Company Series C Preferred outstanding immediately prior to the Effective Time.

(iv) “Closing Aggregate Share Number” means that number of shares of common stock of Parent, $0.001 par value (“Parent Common”), equal to the quotient obtained by dividing (A) Twelve Million Dollars ($12,000,000) by (B) the Average Closing Price (as defined in Section 2.8); provided, however, if the amount of the Cash Shortfall (as defined in Section 8.3(e)) plus the principal amount of the Parent Note as of the Effective Time exceeds Three Million Dollars ($3,000,000), the amount of the excess shall be subtracted from the Twelve Million Dollars ($12,000,000) in the numerator above in order to calculate the Closing Aggregate Share Number; and provided further that the Closing Aggregate Share Number shall not be greater than 12,556,138.

(v) “Closing Cash Consideration” means Three Million Dollars ($3,000,000) less (A) the amount of any Cash Shortfall less (B) the principal amount of the Parent Note as of the Effective Time; provided, however, if the sum of (A) the Cash

Shortfall plus (B) the principal amount of the Parent Note as of the Effective Time is equal to or greater than Three Million Dollars ($3,000,000), then the Closing Cash Consideration shall be zero.

(vi) “Common Closing Cash” means the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) fifty percent (50%) of that amount of money determined by subtracting the Aggregate Series B & C Closing Cash from the Closing Cash Consideration, by (B) the Aggregate Common Number.

(vii) “Common Closing Exchange Ratio” means the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) the Common Closing Stock Consideration by (B) the Aggregate Common Number.

(viii) “Common Closing Stock Consideration” means fifty percent (50%) of that number of shares of Parent Common determined by subtracting (a) the Aggregate Series B & C Closing Stock from (b) the Closing Aggregate Share Number, rounded down to the nearest whole share.

(ix) “Series A Closing Exchange Ratio” means the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) the Series A Preferred Closing Stock by (B) the aggregate number of shares of Company Series A Preferred outstanding immediately prior to the Effective Time.

(x) “Series A Preferred Closing Cash” means the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) fifty percent (50%) of that amount of money determined by subtracting the Aggregate Series B & C Closing Cash from the Closing Cash Consideration, by (B) the aggregate number of shares of Company Series A Preferred outstanding immediately prior to the Effective Time.

(xi) “Series A Preferred Closing Stock” means fifty percent (50%) of that number of shares of Parent Common determined by subtracting (a) the Aggregate Series B & C Closing Stock from (b) the Closing Aggregate Share Number, rounded down to the nearest whole share.

(xii) “Series B & Series C Preferred Closing Cash” means $0.4524 per share of Company Series B Preferred and Company Series C Preferred outstanding immediately prior to the Effective Time; provided, however, if the Closing Cash Consideration is less than (x) $0.4524 multiplied by (y) the number of Company Series B Preferred and Company Series C Preferred outstanding immediately prior to the Effective Time, the Series B & Series C Preferred Closing Cash shall mean the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) the Closing Cash Consideration by (B) the aggregate number of shares of Company Series B Preferred and Company Series C Preferred outstanding immediately prior to the Effective Time.

(xiii) “Series B & Series C Preferred Closing Stock” means the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) (1) $2.262 minus (2) the Series B & Series C Preferred Closing Cash by (B) the Average Closing Price (such result of such formula, the “Interim Result”); provided, however, if the

Closing Aggregate Share Number is less than (x) Interim Result multiplied by (y) the aggregate number of shares of Company Series B Preferred and Company Series C Preferred outstanding immediately prior to the Effective Time, then the Series B & Series C Preferred Closing Stock shall mean the quotient, expressed as a decimal carried out to five (5) places, obtained by dividing (A) the Closing Aggregate Share Number by (B) the aggregate number of shares of Company Series B Preferred and Company Series C Preferred outstanding immediately prior to the Effective Time.

(d) Each Company Share outstanding immediately prior to the Effective Time (except as otherwise provided in Section 2.1 or as provided in Section 2.6 with respect to Company Shares as to which appraisal rights have been properly exercised under Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Company Stock in accordance with the terms of Section 2.5 hereof, and upon the terms and subject to the conditions set forth in this Agreement, including without limitation, the indemnification and escrow provisions set forth in ARTICLE IX hereof and in the Escrow Agreement, the following consideration:

(i) Each outstanding share of Company Series A Preferred shall be cancelled and extinguished and automatically converted into the right to receive upon surrender of the Certificate representing such share of Company Series A Preferred in accordance with Section 2.5, (A) an amount of cash (without interest) equal to the Series A Preferred Closing Cash and (B) a number of shares of Parent Common equal to the Series A Closing Exchange Ratio;

(ii) Each outstanding share of Company Series B Preferred shall be cancelled and extinguished and automatically converted into the right to receive upon surrender of the Certificate representing such share of Company Series B Preferred in accordance with Section 2.5, (A) an amount of cash (without interest) equal to the Series B & Series C Preferred Closing Cash and (B) a number of shares of Parent Common equal to the Series B & Series C Closing Stock;

(iii) Each outstanding share of Company Series C Preferred shall be cancelled and extinguished and automatically converted into the right to receive upon surrender of the Certificate representing such share of Company Series C Preferred in accordance with Section 2.5, (A) an amount of cash (without interest) equal to the Series B & Series C Preferred Closing Cash and (B) a number of shares of Parent Common equal to the Series B & Series C Closing Stock;

(iv) Each outstanding share of Company Common shall be cancelled and extinguished and automatically converted into the right to receive upon surrender of the Certificate representing such share of Company Common in accordance with Section 2.5, (A) an amount of cash (without interest) equal to the Common Closing Cash and (B) a number of shares of Parent Common equal to the Common Closing Exchange Ratio;

(v) All outstanding shares of Company Series A-Additional Payments, Company Series B-Additional Payments, Company Series C-Additional Payments and

Company Common-Additional Payments shall be cancelled and extinguished and automatically converted, in the aggregate, into the right to receive, in accordance with Section 2.11 and Schedule 2.11 (subject to the provisions of this Agreement and of the Escrow Agreement), the First Additional Payment and the Second Additional Payment; and

(vi) All outstanding shares of Company Series A-Earn Out, Company Series B-Earn Out, Company Series C-Earn Out and Company Common-Earn Out shall be cancelled and extinguished and automatically converted, in the aggregate, into the right to receive, in accordance with Section 2.11 and Schedule 2.11 (subject to the provisions of this Agreement), the Earn Out Amounts.

2.2 Termination of Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Company Options (as defined below), each unexpired and unexercised option to purchase Company Shares (a “Company Option”) granted under the Company’s 1997 Stock Option Plan (the “1997 Option Plan”) and the Company’s 2001 Stock Option/Stock Issuance Plan, which was fully adopted and authorized in 2002 (the “2002 Option Plan” and collectively with the 1997 Option Plan, the “Company Plans”) outstanding immediately prior to the Effective Time shall be terminated and cease to be outstanding, and shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Holders of Company Options after the Effective Time that were not exercised prior to the Effective Time will not be entitled to acquire Company Shares after the Merger and shall have no other rights except as set forth in this Section 2.2. Prior to the Effective Time, the Company will take all such action necessary under the Company Plans to terminate all Company Options and to effectuate the transactions contemplated by this Section 2.2.

2.3 Treatment of Company Warrants. The Company will use its reasonable best efforts to cause all outstanding Company Common Warrants and Series B Warrants to be exercised or terminated and cancelled prior to the Effective Time. All Company Warrants that are unexercised as of the Effective Time shall be terminated and cancelled, and no consideration shall be payable pursuant to this Agreement or the Merger therefor.

2.4 Escrowed Consideration. As collateral for the indemnification obligations of the Company and the Securityholders pursuant to ARTICLE IX of this Agreement, Parent shall deposit as promptly as practicable after the Effective Time, an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) in escrow pursuant to the terms of this Agreement and the Escrow Agreement, which amount shall constitute the Escrow Fund hereunder, and which amount shall consist of (a) shares of Parent Common with a value of Two Hundred Fifty Thousand Dollars ($250,000) (based on the Average Closing Price) from the First Additional Payment (as defined in Schedule 2.11); (b) Five Hundred Thousand Dollars ($500,000) in cash from the First Additional Payment; (c) shares of Parent Common with a value of Two Hundred Fifty Thousand Dollars ($250,000) (based on the Average Closing Price) from the Second Additional Payment (as defined in Schedule 2.11); and (d) Five Hundred Thousand Dollars ($500,000) in cash from the Second Additional Payment. The shares of Parent Common placed in escrow pursuant to clause (a) and (c) of the preceding sentence shall be the “Escrow Shares”

and the cash placed in escrow pursuant to clause (b) and (d) of the preceding sentence shall be the “Escrow Cash.”

2.5 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Company Shares (a “Certificate”) for the consideration set forth in Section 2.1 (i) through Section 2.1(d)(iv). The shares of Parent Common and cash to be received as consideration pursuant to Section 2.1(d) (i) through Section 2.1(d)(v), together with cash in lieu of fractional shares as specified in Section 2.8, is referred to herein as the “Closing Merger Consideration.” Parent shall make available to the Exchange Agent, as needed, the Closing Merger Consideration to be paid in respect of Company Shares (disregarding for such purpose any Company Shares that may potentially be dissenting shares pursuant to Section 2.6, but less the portions of the Closing Merger Consideration that are Escrow Cash and Escrow Shares to be deposited in the Escrow Fund (as defined in Section 9.2(a)) and less the portions of the Closing Merger Consideration that are to be deposited in the Earn Out Escrow), together with any dividends, interest or other distributions payable pursuant to Section 2.5(g). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent, shall explain that the Securityholders are bound by the indemnification provisions of ARTICLE IX, shall explain how all requirements under Section 2.5(c) below may be met, and how withholding may be avoided, or if not avoided, will be calculated under Section 2.9 below).

(b) Holders of Company Shares (such holders, together with the holders of Company Options and Company Warrants, the “Securityholders”) whose rights have been converted into rights to receive the Closing Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates representing Company Shares, together with a properly completed letter of transmittal covering such Company Shares, will be entitled to receive (i) the Closing Merger Consideration payable in respect of such Company Shares (less the portions of the Closing Merger Consideration that are Escrow Cash and Escrow Shares to be deposited in the Escrow Fund and less the portions of the Closing Merger Consideration that are to be deposited in the Earn Out Escrow), and (ii) any dividends or other distributions to which such holders are entitled under Section 2.5(g). Until so surrendered, each Certificate that has been converted into the right to receive the Closing Merger Consideration pursuant to Section 2.1(d) shall, after the Effective Time, represent for all purposes only the right to receive such Closing Merger Consideration and the right to receive any dividends or other distributions payable pursuant to Section 2.5(g).

(c) If any portion of the Closing Merger Consideration is to be paid to a Person other than the registered holder of Company Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and accompanied by all documents required to evidence and effect the transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Company Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for and in accordance with the procedures set forth in this ARTICLE II.

(e) Any portion of the Closing Merger Consideration made available to the Exchange Agent pursuant to Section 2.5(a) that remains unclaimed by the holders of Company Shares sixty (60) days after the Effective Time shall be automatically returned to Parent, and any holder who has not exchanged such holder’s Company Shares for the Closing Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Parent for payment of the Closing Merger Consideration in respect of such holder’s Company Shares. Notwithstanding the foregoing, neither Parent, the Company nor the Surviving Corporation shall be liable to any holder of Company Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares twelve (12) months after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Closing Merger Consideration made available to the Exchange Agent pursuant to Section 2.5(a) to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent upon demand to the extent Parent is required to deposit shares of Parent Common with the Escrow Agent pursuant to Section 2.6.

(g) No dividends, interest or other distributions with respect to Parent Common constituting part of the Closing Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.5 and all such dividends, interest and other distributions shall be deposited with the Exchange Agent. Upon such surrender, there shall be paid, without interest, to the Person in whose name the Certificates representing shares of Parent Common into which such Company Shares were converted are registered, all dividends, interest and other distributions payable in respect of such shares of Parent Common on a date subsequent to, and in respect of a record date after, the Effective Time.

2.6 Dissenting Shares. Notwithstanding Section 2.1, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted or consented to the Recapitalization Merger or the Merger in writing and who has demanded appraisal for such Company Shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Closing Merger Consideration or the Earn Out Amounts, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Closing Merger Consideration or the Earn Out Amounts, as

applicable, in accordance with the terms of this Agreement. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands. The Company shall be required to make all payments to holders of Company Shares required under this Section 2.6 . All such payments by the Company under this Section 2.6. shall be made solely from assets of the Company held by the Company immediately before the Effective Time (excluding the proceeds of the Parent Note or Second Parent Note). If any such payments, other than in respect of interest, are made from any other sources, Parent shall (i) notify the Escrow Agent in writing of the amount of such payments, other than in respect of interest, made from other sources (the “Extra Amount”) and (ii) deliver to the Escrow Agent for deposit into the Earn Out Escrow that number of shares of Parent Common equal to the Extra Amount divided by the Average Closing Price and the Escrow Agent shall, in turn, pay to Parent from the Earn Out Escrow cash equal to the Extra Amount.

2.7 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Parent Common constituting all or part of the aggregate Merger consideration shall be appropriately adjusted.

2.8 Fractional Shares. No fractional shares of Parent Common shall be issued in the Merger. All fractional shares of Parent Common that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger as part of the Closing Merger Consideration shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the closing prices per share of Parent Common on the Principal Market for the thirty (30) consecutive trading days ending on the date that is two (2) trading days prior to the Closing Date (such average price, the “Average Closing Price”) by the fraction of a share of Parent Common to which such holder would otherwise have been entitled. Similarly, no fractional shares of Parent Common shall be issued pursuant to Section 2.11 hereof. Any fractional share of Parent Common that the LLC would otherwise be entitled to receive as a result of any particular Earn Out Milestone being achieved shall instead be paid, in lieu thereof, by payment to the LLC of an amount in cash determined by multiplying the Earn Out Average Closing Price by the fraction of a share of Parent Common to which the LLC would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. “Principal Market” shall mean the principal national securities exchange on which the Parent Common is listed or admitted to trading, or if not listed on a national securities exchange, The Nasdaq Stock Market, or if not listed or admitted to trading on The Nasdaq Stock Market, in the over-the-counter market as furnished by the OTC Bulletin Board or the National Quotation Bureau, Inc.

2.9 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

2.10 Lost Certificates. If any Certificate outstanding immediately prior to the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such amount as the Exchange Agent may direct, as indemnity against any claim that shall be made against the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Closing Merger Consideration to be paid in respect of the Company Shares represented by such Certificate as contemplated by this ARTICLE II.

2.11 Earn Outs.

(a) Earn Outs; Earn Out Milestones; Earn Out Escrow.

(i) Schedule 2.11 sets forth the five (5) components of the various Earn Outs (each, an “Earn Out” and collectively, the “Earn Outs”) and Earn Out Amounts (each, an “Earn Out Amount” and collectively, the “Earn Out Amounts”), and the applicable milestone contingencies (each, an “Earn Out Milestone” and collectively, the “Earn Out Milestones”) that must be satisfied by the applicable Earn Out Date for such contingencies to be removed and the shares of Parent Common and cash that relate to such Earn Out to be distributed to the LLC. Except as specifically set forth in Schedule 2.11, no Earn Out is subject to increase to make up for any reduction or forfeiture of any other Earn Out.

(ii) The First Additional Payment and the Second Additional Payment shall be subject to the provisions of Section 2.4. Those portions of the First Additional Payment and Second Additional Payment that are Escrow Cash and Escrow Shares shall be deposited into the Escrow Fund and the remaining portion of each shall be deposited by Parent into the “Earn Out Escrow” within five (5) Business Days after the Effective Time. The Earn Out Escrow shall be governed by the terms of the Earn Out Escrow Agreement in the form attached hereto as Exhibit L (the “Earn Out Escrow Agreement”) and, subject to ARTICLE IX, the amount of the Earn Out Escrow traceable to the First Additional Payment and the Second Additional Payment shall be released from the Earn Out Escrow upon the occurrence of the Earn Out Milestone applicable to each such payment.

(b) {intentionally omitted}.

(c) Procedures.

(i) With regard solely to the Third Earn Out Amount, Fourth Earn Out Amount and the Fifth Earn Out Amount, no later than ten (10) Business Days (as defined below) following each Earn Out Date (as defined below)(if there is an associated Earn Out Date for a particular Earn Out Milestone), Parent shall provide to the Securityholder Agent either (i) a statement that the relevant Earn Out Milestone set forth in Schedule 2.11 has been satisfied in whole and, if relevant to such determination, appropriate supporting documentation regarding such Earn Out Milestone or (ii) a statement that the relevant Earn Out Milestone set forth in Schedule 2.11 has not been satisfied and, if relevant to such determination, appropriate supporting documentation regarding such Earn Out Milestone (each, in case of either clause (i) or (ii), an “Earn Out Determination”). If the Earn Out Determination indicates that the applicable Earn Out Milestone has been satisfied in full and that the applicable Final Earn Out Amount (as defined in Section 2.11(e)(ii) and as set forth in Schedule 2.11) pursuant to such Earn Out Milestone shall be distributed to the LLC, then no action on the part of the Securityholder Agent shall be necessary and such Earn Out Determination shall be deemed final. In any other case, the Securityholder Agent will notify Parent in writing within twenty (20) Business Days of receipt of such Earn Out Determination whether the Securityholder Agent disputes any such determination, setting forth in reasonable detail the basis for the dispute (each an “Earn Out Dispute Notice”). If the Securityholder Agent does not deliver an Earn Out Dispute Notice to Parent within twenty (20) Business Days of receipt of an Earn Out Determination or if the Securityholder Agent accepts such amount in writing, such Earn Out Determination shall be deemed final. If an Earn Out Dispute Notice is delivered pursuant to the preceding sentence, Parent and the Securityholder Agent shall meet within ten (10) Business Days of the delivery of such Earn Out Dispute Notice to attempt to resolve such dispute in good faith. If a final resolution of such dispute is reached, the agreed upon determination shall be deemed final. “Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California are authorized or obligated to close. “Earn Out Date” means the last date as to which a particular Earn Out Milestone must be satisfied pursuant to Schedule 2.11 (if applicable to such Earn Out Milestone) or, if such Earn Out Milestone is satisfied earlier, the date that such Earn Out Milestone is actually satisfied (subject in each case to the provisions of this Agreement and Schedule 2.11).

(ii) The Securityholder Agent may notify Parent in writing at any time that the Securityholder Agent believes an Earn Out Milestone has been satisfied in full and that the applicable Final Earn Out Amount (as defined in Section 2.11(e)(ii)) pursuant to such Earn Out Milestone should be distributed to the Securityholders (an “Agent Earn Out Determination”). If Parent does not deliver an Earn Out Dispute Notice to the Securityholder Agent within twenty (20) Business Days of receipt of an Agent Earn Out Determination or if Parent accepts such amount in writing, such Earn Out Determination shall be deemed final. If an Earn Out Dispute Notice is delivered pursuant to the preceding sentence, Parent and the Securityholder Agent shall meet within ten (10) Business Days of the delivery of such Earn Out Dispute Notice to attempt to resolve such dispute in good faith. If a final resolution of such dispute is reached, the agreed upon determination shall be deemed final.

(iii) With respect to Section 2.11(c)(i) and Section 2.11(c)(ii) above, if no final resolution is determined within fifteen (15) Business Days of the delivery of an Earn Out Dispute Notice after good faith negotiation, the final determination of whether the relevant Earn Out Milestone has been satisfied in whole as of the relevant Earn Out Date shall be submitted first, to non-binding mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association and utilizing a mediator acceptable to both parties, and, if no final resolution of such dispute is reached within twenty (20) Business Days of appointment of the mediator, or if the parties cannot agree on a mediator within twenty (20) Business Days after delivery of an Earn Out Dispute Notice, then to arbitration in accordance with the procedures set forth in Section 9.2(g)(ii), 9.2(g)(iii) and 9.2(g)(iv), provided that the twenty (20) day period to select an arbitrator under Section 9.2(g)(ii) shall commence upon such failure to agree on a mediator. The determination of the arbitrator shall be final, binding and conclusive upon the Securityholder Agent, the LLC and Parent.

(d) LLC.

(i) Pursuant to the terms of the Amended and Restated Certificate of Incorporation of the Company attached as part of Exhibit K (the “Amended Company Certificate”), the Agreement of Merger relating to the Recapitalization Merger attached as part of Exhibit K (the “Recapitalization Merger Agreement”) and the Limited Liability Company Agreement of the LLC attached as Exhibit K (the “LLC Agreement”), as of immediately before the Effective Time, the LLC will hold all shares of Company Series A-Additional Payments, Company Series A-Earn Out, Company Series B-Additional Payments, Company Series B-Earn Out, Company Series C-Additional Payments, Company Series C-Earn Out, Company Common-Additional Payments and Company Common-Earn Out.

(ii) Promptly following the final determination of the amount (if any) of an earned Earn Out Amount, the LLC shall be entitled to receive from Parent the shares of Parent Common or cash to which the LLC is entitled pursuant to, and subject to the limitations set forth in, this Section 2.11. If the LLC would otherwise be entitled to a fractional share of Parent Common pursuant to Section 2.11(f), then in lieu of such fractional share, the LLC shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices per share of Parent Common on the Principal Market for the thirty (30) consecutive trading days ending on the date that is two (2) trading days prior to the relevant Earn Out Date (the “Earn Out Average Closing Price”).

(e) Definitions. The following definitions shall be applicable for this Section 2.11 and Schedule 2.11:

(i) “Earn Out Share Number” shall mean, subject to Section 2.11(j) hereof, for any individual Earn Out Milestone, the quotient obtained by dividing (A) the dollar value associated with such Earn Out Milestone as set forth on Schedule 2.11 required to be paid in shares of Parent Common by (B) the Earn Out Average Closing Price; provided, however, that for the First Additional Payment and the Second Additional

Payment, the Average Closing Price, and not the Earn Out Average Closing Price, shall be used to calculate the number of shares of Parent Common issuable hereunder.

(ii) “Final Earn Out Amount” shall mean, for any individual Earn Out Milestone, (A) the Earn Out Share Number associated with that Earn Out Milestone and (B) the amount of cash (without interest) associated with that Earn Out Milestone (each, as required to be paid in Parent Common or cash as set forth on Schedule 2.11.), subject to the deposit of those portions of the First Additional Payment and Second Additional Payment that are Escrow Cash and Escrow Shares into the Escrow Fund. In all cases the aggregate value of (A) the shares of Parent Common payable as the Earn Out Share Number plus (B) the cash payable pursuant to the preceding sentence shall equal the dollar value associated with such Earn Out Milestone as set forth on Schedule 2.11,.

(iii) “Future Earn Out Milestones” shall mean the Third Earn Out Milestone, the Fourth Earn Out Milestone and the Fifth Earn Out Milestone.

(f) Payment of Earn Out Consideration. The LLC, as holder of all shares of Company Series A-Additional Payments, Company Series A-Earn Out, Company Series B-Additional Payments, Company Series B-Earn Out, Company Series C-Additional Payments, Company Series C-Earn Out, Company Common-Additional Payments and Company Common-Earn Out that were outstanding immediately prior to the Effective Time, upon final determination that an individual Earn Out Milestone has been satisfied in whole as of the relevant Earn Out Date pursuant to Section 2.11(c), without any action on the part of the LLC, shall be automatically entitled to receive from Parent or the Earn Out Escrow, as applicable, with respect to all such Company Shares, and upon the terms and subject to the conditions set forth in this Agreement, including without limitation, the indemnification and escrow provisions set forth in ARTICLE IX hereof and in the Escrow Agreement and the Earn Out Escrow Agreement, the Final Earn Out Amount for such individual Earn Out Milestone.

(g) Access to Information. Parent agrees to provide promptly all information as reasonably requested by the Securityholder Agent to the Securityholder Agent or its designated representatives (if necessary), and to make available for inspection and review to the Securityholder Agent or its designated representatives, during regular business hours upon reasonable prior notice, documentation regarding the clinical trials and other scientific and clinical data relevant to the determination of whether a particular Earn Out Milestone has been satisfied. Access to such information will be conditioned upon execution by the Securityholder Agent and its designated representatives of a confidentiality agreement acceptable to Parent.

(h) Payment to LLC. Promptly following the final determination of the amount (if any) of an Earn Out, and in any event within five (5) Business Days following the date of such determination, Parent shall pay to the LLC the consideration to be paid pursuant to Section 2.11(f) for such Earn Out (and only such Earn Out) (less any Escrow Cash and Escrow Stock to be deposited in the Escrow Fund).

(i) Securityholder Agent. The provisions of Section 9.2(c), Section 9.2(f), Section 9.2(g), Section 9.2(h) and Section 9.2(i) shall apply to any acts taken by the Securityholder Agent pursuant to this Section 2.11 and Schedule 2.11.

(j) Limitation on Number of Shares of Parent Common Issuable for Earn Out Amounts. Notwithstanding anything in this Agreement or Schedule 2.11 to the contrary, in no event shall Parent be obligated to issue shares of Parent Common pursuant to the Third Earn Out Amount, Fourth Earn Out Amount or Fifth Earn Out Amount if the total number of shares of Parent Common issuable pursuant to such Earn Out, when aggregated with the (i) shares of Parent Common issued as part of the Closing Merger Consideration (the shares of Parent Common issued as the Closing Aggregate Share Number (but excluding for this purpose the effects of the Cash Shortfall, if any)), (ii) shares of Parent Common issued as part of the First Additional Payment and the Second Additional Payment into the Earn Out Escrow or the Escrow Fund, as applicable, (iii) shares of Parent Common issued pursuant to the BCC Restructuring Agreement and (iv) shares of Parent Common previously issued pursuant to all previously earned Earn Outs of the Third Earn Out Amount, Fourth Earn Out Amount and Fifth Earn Out Amount, exceeds 13,531,138 shares of Parent Common (which number is 19.99% of the outstanding shares of Parent Common on the date hereof). Accordingly, for each individual Future Earn Out Milestone, the Earn Out Share Number shall be the lesser of (i) the quotient obtained by dividing (A) the dollar value associated with such Future Earn Out Milestone as set forth on Schedule 2.11 required to be paid in shares of Parent Common by (B) the Earn Out Average Closing Price and (ii) the Remaining Available Shares (as defined below) of Parent Common. “Remaining Available Shares” shall mean that number of shares of Parent Common equal to 13,531,138 less (i) shares of Parent Common issued as part of the Closing Merger Consideration (the shares of Parent Common issued as the Closing Aggregate Share Number (but excluding for this purpose the effects of the Cash Shortfall, if any)), (ii) shares of Parent Common issued as part of the First Additional Payment and the Second Additional Payment into the Earn Out Escrow or the Escrow Fund, as applicable, (iii) shares of Parent Common issued pursuant to the BCC Restructuring Agreement and (iv) shares of Parent Common previously issued pursuant to the Third Earn Out Amount, Fourth Earn Out Amount and Fifth Earn Out Amount (the “Future Earn Out Amounts”) (if the Third Earn Out Amount, Fourth Earn Out Amount or Fifth Earn Out Amount have not been earned prior to the date of this calculation, thenfor the purposes of this calculation only, zero (0) shares of Parent Common shall be assumed to be issuable for such Earn Out Amounts). In the event the foregoing provisions of this Section 2.11(j) require a reduction in the number of shares of Parent Common that are issuable hereunder, the amount of cash otherwise payable under the terms of this Agreement in connection with the payment of such shares of Parent Common so required to be reduced shall also be reduced to the extent necessary, if at all, such that, on a cumulative basis through the time of such reduction, no more than 19.9% of the total aggregate Merger consideration shall have consisted of cash (and, for purposes of calculating whether the 19.9% ceiling on cash has been reached, (i) the Average Closing Price shall be used to determine the value of Parent Common included in the Closing Aggregate Share Number, the First Additional Payment or the Second Additional Payment, (ii) only the portion of Parent Common or cash actually paid to the LLC as part of a Future Earn Out Amount and that is not treated as original issue discount within the meaning of Section 1274 of the Code shall be taken into account and the Average Closing Price shall be used to determine the value of such Parent Common, (iii) the Closing Cash Consideration and cash deposited into the Escrow Fund or Earn Out Escrow, as applicable, shall be taken into account, (iv) shares of Parent Common and cash that otherwise would have been included in an Earn Out Amount but instead is retained by Parent shall not be taken into account, (v) earnings on any cash or property (including dividends on Parent Common) held in the

Escrow Fund or Earn Out Escrow, as applicable, shall not be taken into account and (vi) the Parent Note reduction, the Cash Shortfall reduction, cash paid in relation to Section Error! Reference source not found. or other cash paid to Parent (whether as indemnification or otherwise) that is considered a purchase price adjustment for federal income tax purposes shall not be taken into account).

(k) Assignability of Earn Out Rights. Neither Parent nor the LLC, nor any member of the LLC or assignee or successor of the LLC or any member of the LLC, shall take any action that would result in any rights to Earn Out Amounts or any membership interests in the LLC being readily marketable or evidenced by negotiable certificates of any kind. For this purpose, (i) a right to an Earn Out Amount or such a membership interest (an “Interest”) is readily marketable if the Interest is part of an issue which is readily tradable on an established securities market, (ii) such issue shall be treated as readily tradable if such issue is regularly quoted by brokers or dealers making a market in such obligation or is part of an issue a portion of which is in fact traded in an established securities market, and (iii) “established securities market” means (A) a national securities exchange which is registered under section 6 of the Securities and Exchange Act of 1934, (B) an exchange which is exempted from registration under section 5 of the Securities Exchange Act of 1934 because of its limited volume of transactions, and (C) an interdealer quotation system consisting of any system of general circulation to brokers and dealers which regularly disseminates quotations of obligations by identified brokers or dealers (other than a quotation sheet prepared and distributed by a broker or dealer in the regular course of his business and containing only quotations of such broker or dealer). Furthermore, any proposed assignment or transfer of a right to an Earn Out Amount or Interest shall be done in compliance with the Securities Act.

2.12 Tax Consequences. For federal income tax purposes, the Recapitalization Merger is intended by the Company and the LLC to constitute a recapitalization within the meaning of Section 368(a)(1)(E) followed by a contribution of property by the Securityholders to the LLC within the meaning of Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Merger is intended by the parties to constitute a reorganization within the meaning of Section 368(a) of the Code and shall be so reported for federal, state, local and foreign Tax purposes by Parent, the Company, the LLC and all Securityholders. None of the Parent, the Company, the LLC or any Securityholder shall take any position inconsistent with such treatment of the Recapitalization Merger and the Merger except as required by a final determination as defined in Section 1313(a) of the Code or as specified in a written opinion of counsel to the effect that Parent would incur liability for Tax penalties if Parent were not to take such an inconsistent position.

2.13 Exemption from Registration; California Permit. Parent and the Company intend that the shares of Parent Common to be issued pursuant to Section 2.1(d) and Section 2.11 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the “Securities Act”), by reason of section 3(a)(10) thereof or, pursuant to Section7.1(c) hereof, by reason of section 4(2) of the Securities Act. Subject to the provisions of Section7.1(c) hereof, Parent and the Company intend that the shares of Parent Common to be issued pursuant to Section 2.1(d) and Section 2.11 in connection with the Merger will be qualified under the California Corporations Code (the “California Code”), pursuant to section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by section

25142 of such law (the “Fairness Hearing”). Each of Parent and the Company shall use commercially reasonable efforts (a) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to section 25121 of the California Code to issue such securities (the “California Permit”) and (b) to obtain the California Permit as promptly as practicable thereafter.

ARTICLE III

THE SURVIVING CORPORATION

3.1 Certificate of Incorporation. The Certificate of Incorporation of the Company shall at the Effective Time be amended to read in its entirety in the same manner as the Certificate of Incorporation of Merger Subsidiary until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the current name of the Company.

3.2 Bylaws. The Bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Corporation (or until their earlier resignation or removal), the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and, except as may be specified by Parent pursuant to Schedule 3.3, the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specifically set forth on the disclosure schedule (specifically cross-referencing the appropriate Section and subsection numbers) delivered by the Company to Parent prior to the execution of this Agreement and signed by the President and Chief Executive Officer of the Company (the “Disclosure Schedule”), the Company represents and warrants to both Parent and Merger Subsidiary as follows:

4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, which states or jurisdictions are listed in Section 4.1(a) of the Disclosure Schedule.

(b) The Company has delivered to Parent true, complete and correct copies of its (i) Fifth Amended and Restated Certificate of Incorporation and Bylaws, as amended to the date hereof, (ii) minutes of all of directors’ and stockholders’ meetings (or other applicable meetings) and actions by written consent, complete and accurate as of the date hereof, (iii) stock ledgers and stock transfer books and all other records that collectively correctly set forth the record ownership of all outstanding shares of its capital stock or other equity interests and all rights to purchase capital stock or other equity interests, and (iv) form of stock certificates, option agreements and rights to purchase shares of its capital stock or other equity interests. Such Restated Certificate of Incorporation and Bylaws are in full force and effect.

(c) Section 4.1(c) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.0001 par value (“Company Common”), 2,455,491 shares of Series A Preferred Stock, $0.0001 par value (“Company Series A Preferred”), 5,900,000 shares of Series B Preferred Stock, $0.0001 par value (“Company Series B Preferred”), and 1,326,260 shares of Series C Preferred Stock, $0.0001 par value (“Company Series C Preferred”, and together with the Company Series A Preferred, Company Series B Preferred and Company Series C Preferred, the “Company Preferred”). As of the date of this Agreement, there were issued and outstanding 7,518,581 shares of Company Common, 2,057,612 shares of Company Series A Preferred, 2,569,627 shares of Company Series B Preferred and 1,326,260 shares of Company Series C Preferred. Each share of Company Preferred is convertible into one share of Company Common subject to certain adjustments specified in the Company’s Restated Certificate of Incorporation as in effect on the date of this Agreement. As of the date of this Agreement, there were an aggregate of 8,481,751 shares of Company Common reserved for issuance upon conversion of Company Preferred. The Company Common and Company Preferred are referred to herein collectively as “Unrecapitalized Company Stock” and the Company Common, Company Preferred and Additional Company Stock (as defined in Section 4.2(b)) are referred to herein collectively as the “Company Stock.” The rights, preferences and privileges of Company Common and Company Preferred are as set forth in the Company’s Fifth Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement. The rights, preferences and privileges of Additional Company Stock are set forth in the Amended Company Certificate.

(b) As of immediately before the Effective Time, the Company shall have caused the Amended Company Certificate to be filed and the authorized capital stock of the Company, in addition to the capital stock described in the immediately preceding sentence, will also consist of 20,000,000 shares of common stock-additional payments, $0.0001 par value (“Company Common-Additional Payments”), 2,455,491 shares of Series A Preferred Stock-Additional Payments, $0.0001 par value (“Company Series A-Additional Payments”), 5,900,000 shares of Series B Preferred Stock-Additional Payments, $0.0001 par value (“Company Series B-Additional Payments”), and 1,326,260 shares of Series C Preferred Stock-Additional Payments, $0.0001 par value (“Company

Common-Earn Out”), 2,455,491 shares of Series A Preferred Stock-Earn Out, $0.0001 par value (“Company Series A-Earn Out”), 5,900,000 shares of Series B Preferred Stock-Earn Out, $0.0001 par value (“Company Series B-Earn Out”), and 1,326,260 shares of Series C Preferred Stock-Earn Out, $0.0001 par value (“Company Series C Preferred-Earn Out”); the additional authorized capital stock described in this sentence referred to herein as “Additional Company Stock”).

(c) As of the date of this Agreement, zero (0) shares of Company Common are reserved for issuance upon exercise of outstanding Company Options, 1,199,782 shares of Company Common are reserved for issuance pursuant to the Company Plans, and 617,094 shares of Company Common are reserved for issuance upon exercise of outstanding warrants to purchase Company Common (the “Company Common Warrants”). As of the date of this Agreement, 535,955 shares of Company Series B Preferred are reserved for issuance upon exercise of outstanding warrants to purchase Company Series B Preferred (the “Series B Warrants” and collectively with the Company Common Warrants, the “Company Warrants”) and 2,215,685 shares of Series B Preferred are reserved for issuance upon conversion of outstanding promissory notes convertible into Company Series B Preferred (the “Series B Convertible Notes”).

(d) Other than as described in Section 4.2(a) and Section 4.2(c) above, there are no, and except as described in Section 4.2(b), there will be no, other outstanding shares of capital stock or other equity securities of the Company and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock or securities convertible into or exchangeable for the Company’s capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. Except as set forth in Section 4.2(d) of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Voting Debt”).

(e) Except as set forth in Section 4.2(e)(i) of the Disclosure Schedule, of the issued and outstanding shares of Company Stock as of the date of this Agreement, 832,365 shares of Company Common are subject to repurchase now or in the future at the option of the Company and no other shares of Company Stock are subject to repurchase or redemption. All outstanding shares of Company Stock are, and any shares of Company Stock issued upon exercise of Company Options and the Company Warrants (subject to receipt of the exercise prices as provided therein) and any Company Stock issued pursuant to the Recapitalization Merger will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute or the Company’s Restated Certificate of Incorporation, Amended Company Certificate or Bylaws or rights similar to preemptive rights created by any agreement to which the Company is a party or by which the Company may be bound. Except as set forth in Section 4.2(e)(ii) of the Disclosure Schedule, all outstanding securities of the Company and any Company Stock issued pursuant to the Recapitalization Merger have been issued, or will be issued (presuming compliance with Section 7.1(c)), in compliance with applicable federal and state securities laws.

(f) Section 4.2(f) of the Disclosure Schedule contains complete and accurate lists of the holders of outstanding Company Common and Company Preferred and the number of shares owned of record by each such holder, and the number of shares subject to Company Options and the Company Warrants, and the holders of outstanding Company Options and the Company Warrants. Section 4.2(f) of the Disclosure Schedule is complete and accurate on the date hereof. An updated Section 4.2(f) of the Disclosure Schedule which reflects the Company’s capitalization immediately after the Recapitalization Merger but prior to the Effective Time will be delivered to Parent at least two (2) Business Days prior to the Closing Date, and will be complete and accurate as of the Closing Date. Such Section 4.2(f) of the Disclosure Schedule identifies the vesting schedule, applicable legends, and repurchase rights or other risks of forfeiture of any outstanding security of the Company.

(g) Section 4.2(g) of the Disclosure Schedule contains a complete and accurate list of each stock option plan, stock appreciation rights or other equity-related stock incentive plan of the Company.

(h) Except for any restrictions imposed by applicable federal and state securities laws, the Company’s right of repurchase with respect to 832,365 shares of Company Common and as set forth in Section 4.2(h) of the Disclosure Schedule, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Stock.

(i) Except as set forth in Section 4.2(i) of the Disclosure Schedule, the Company is not a party to any voting trust, proxy, or other agreement that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, the election of directors, the appointment of officers or other actions of the Company’s Board of Directors (the “Company Board”) or the management of the Company.

4.3 No Subsidiaries or Equity Investments. Maxia Pharmaceuticals Ltd., a United Kingdom company (“Maxia UK”), is in the process of being liquidated and dissolved under the laws of the United Kingdom. Maxia UK ceased operations on November 15, 2001. Maxia UK carried out activities related to the Company’s business and Products (as defined in Section 4.27(a)) in Europe. The Company does not have, nor has the Company ever had, any liabilities with respect to or because of the operations of Maxia UK. The Company does not have and has never had any subsidiaries or companies controlled by, or under common control with, the Company and does not own and has never owned any equity interest in, or controlled, directly or indirectly, any other Person (as defined in Section 4.5), including, but not limited to, Maxia UK.

4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as defined below) and, subject only to the requisite approval of this Agreement by the Company’s stockholders, to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The votes required of the Company’s stockholders to duly approve the Merger and this Agreement are (i) that number of shares as would constitute a majority of the outstanding shares of Company Common and Company Preferred, voting as a single class, and (ii) that number of shares as would constitute a majority of the outstanding shares of each series of Company Preferred, with each such series voting as a separate class. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval of the Company Board, subject only to the requisite approval of this Agreement by the Company’s stockholders. This Agreement and each of the Related Agreements to which the Company is a party is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As used in this Agreement, “Related Agreements” shall mean all ancillary agreements contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

4.5 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, require a consent under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Company’s Restated Certificate of Incorporation or Bylaws or (ii) except as set forth in Section 4.5(a)(ii) of the Disclosure Schedule, any agreement, contract, commitment, promise, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument, whether written or oral (each, a “Contract”), to which the Company is a party or by which the properties or assets of the Company are bound, or (b) conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation (“Legal Requirements”) applicable to the Company or its properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on the Company or that would not result in the creation of any material lien, charge or encumbrance upon any assets of the Company or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” or “material adverse change” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, financial condition, properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole); it being understood that (i) if the Company’s collaboration agreement with Ortho (as defined in Schedule 2.11) is terminated or not renewed by Ortho, for any reason or for no reason, such termination or non-renewal shall be a material adverse change as to the Company and (ii) changes in trading prices of Parent’s securities shall not be taken into account in determining whether there has been a material adverse change or effect on Parent or Parent and its Subsidiaries, taken as a whole. As used in this Agreement, “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, in which such Person or any one or more of its Subsidiaries directly owns or controls (i) fifty percent (50%) or more of the securities or other ownership interests, including profits, equity or beneficial interests, or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar function with respect to such other Person that is not a corporation. As used in this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

4.6 Consents. Except as provided in Section 7.1 hereof, no consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, or any Person, including a party to any Contract or agreement with the Company (so as not to trigger any conflict or default under such Contract or agreement not otherwise described in Section 4.5) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions contemplated hereby or which the failure to obtain would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, and (c) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), if any.

4.7 Financial Statements. The Company has previously furnished to Parent a complete and accurate copy of the unaudited balance sheet as of June 30, 2002 and related unaudited statements of operations, statements of stockholders equity, and statements of cash flows for the six (6) months ended June 30, 2001 and 2002, together with the notes thereto (the “Unaudited Financial Statements” and, together with the Audited Financial Statements (as defined in Section 7.14) when such Audited Financial Statements are furnished to Parent, the “Financial Statements”). The balance sheet as of June 30, 2002 is hereinafter referred to as the “Balance Sheet.” The Audited Financial Statements, when delivered to Parent, shall be complete and correct in all material respects and shall have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as otherwise indicated in the notes thereto). The Financial Statements present fairly the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to normal year end audit adjustments and the absence of notes required by GAAP. At the date of the Balance Sheet (the “Balance Sheet Date”) and as of the Closing Date, except as set forth in the Disclosure Schedule, the Company had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Balance Sheet under GAAP) not reflected in the Financial Statements or the accompanying notes thereto, except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the Financial Statements and which, under GAAP, would not have been required to be reflected in the Financial Statements, and except for liabilities incurred in the ordinary course of business since the date of the Financial Statements that have not resulted in material adverse effect on the Company. All accounts receivable of the Company have arisen from bona fide transactions of the Company in the ordinary course of business. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

4.8 Absence of Changes. From the Balance Sheet Date, except as otherwise specifically contemplated by this Agreement or set forth in Section 4.8 of the Disclosure Schedule, the Company has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

(a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the Company;

(b) The Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, debenture, note or other security, except for the Company Options;

(c) The Company has not incurred additional debt for borrowed money, or incurred any obligation or liability except in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single occurrence;

(d) The Company has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for liabilities in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single occurrence;

(e) The Company has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than pursuant to stock repurchase rights under the 1997 Option Plan or the 2002 Option Plan;

(f) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its capital stock, other than pursuant to the stock repurchase rights under the 1997 Option Plan or the 2002 Option Plan;

(g) The Company has not mortgaged, pledged, or otherwise encumbered any of its assets or properties, except for liens for current taxes that are not yet delinquent, and purchase-money liens arising out of the purchase or sale of services or products, mechanics, carriers, warehousemen’s and other similar liens made or arising in the ordinary course of business consistent with past practice and in any event not in excess of $10,000 for any single item or $25,000 in the aggregate;

(h) The Company has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary course of business consistent with past practice, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $10,000 for any single item or $25,000 in the aggregate;

(i) The Company has not purchased or agreed to purchase or otherwise acquire any securities of any Person;

(j) The Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate;

(k) The Company has not entered into any transaction or Contract, or made any commitment to do the same, other than in the ordinary course of business consistent with past practice;

(l) The Company has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 4.18);

(m) The Company has not adopted or amended, except to the extent required by applicable Legal Requirements, any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;

(n) The Company has not effected or agreed to effect any change in its directors, officers or key employees; and

(o) The Company has not effected or committed itself to effect any amendment or modification in its Restated Certificate of Incorporation or Bylaws.

4.9 Properties.

(a) The Company does not own any real property. All of the fixed assets and properties reflected in the Financial Statements or acquired after the Balance Sheet Date are in good operating condition and repair (subject to normal wear and tear and scheduled maintenance, having regard to their use and age) for the requirements of the business as presently conducted by the Company, except for defects which will not interfere with the conduct of normal operations of the Company. The Company has good and valid title to, or valid leasehold interests in, all tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens or encumbrances, other than for (i) liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like; (ii) liens for current Taxes not yet delinquent; (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation; and (iv) liens listed in Section 4.9(a) of the Disclosure Schedule.

(b) Section 4.9(b) of the Disclosure Schedule contains a complete and accurate list of all real property leased or subleased to or by the Company in the last five (5) years (the “Properties”), the name of the lessor and the date of the lease. The Company does not have any options to purchase any such Properties or any other real property. The Properties are held under valid, existing and enforceable leases. The Properties and the operations of the Company thereon do not violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the Properties or to such operations.

4.10 Environmental Matters.

(a) Except as disclosed in Section 4.10(a) of the Disclosure Schedule, the Company is, and at all times has been, in material compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations and codes and all judicial or administrative interpretations thereof (collectively, “Environmental Laws”) relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. The Company has not received any notice of any investigation, claim or proceeding against the Company relating to releases or threatened releases of Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and the Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon the Company. As used in this Agreement, “Hazardous Substances” means any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any Environmental Law.

(b) There are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by the Company, including the Properties, for which the Company has any material liability. The Company has not disposed of any Hazardous Substances on or about such properties, including the Properties, other than in compliance with Environmental Laws or other than for which the Company has any material liability. There is no present release or threatened release of any Hazardous Substances in, on, or under such properties, including the Properties, other than in compliance with Environmental Laws or other than for which the Company would not have any material liability. The Company has not disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment other than in compliance with Environmental Laws or other than for which the Company would not have any material liability.

(c) The Company has all material permits, licenses and approvals required by Environmental Laws for the use and occupancy of, and for all operations and activities conducted by the Company on, the Properties, and the Company is in compliance with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued, are in full force and effect, and, to the extent permitted under Environmental Laws, will be transferred to Parent at or by the Closing, and will remain in full force and effect as of the Closing.

4.11 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) except as set forth in Section 4.11(a) of the Disclosure Schedule, any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

(b) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company (collectively, the “Company Returns”), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date. Except as set forth in Section 4.11(b) of the Disclosure Schedule, the Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

(c) No Tax liability has been incurred since the Balance Sheet Date other than in the ordinary course of business and except as set forth in Section 4.11(c)(i) of the Disclosure Schedule, adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Company has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. Except as set forth in Section 4.11(c)(ii) of the Disclosure Schedule, all Company Returns filed with respect to federal income tax returns for Taxable years of the Company, in the case of the United States, have been examined and closed and copies of audit reports previously have been provided to Parent, or are Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. The Company has not been granted any extension or waiver of the limitation period applicable to any Company Return.

(d) There is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Taxing Authority received by the Company which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). Neither the Company nor any Person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due. Except as may be required as a result of the Merger, the Company has not been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(e) There is no Contract, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Code (as determined without regard to section 280G(b)(4)). Other than pursuant to this Agreement, the Company is not a party to or bound by (nor will it prior to the Effective Time become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company. None of the assets of the Company (i) is property that the Company is required to treat as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is Tax exempt under section 103(a) of the Code, or (iii) is “Tax exempt use property” within the meaning of section 168(h) of the Code. The Company has not participated in (and prior to the Effective Time the Company will not participate in) an international boycott within the meaning of section 999 of the Code. The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6661 of the Code. The Company has previously provided or made available to Parent complete and accurate copies of all the Company Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

4.12 Employees and Employee Benefit Plans.

(a) The Company has provided Parent with a complete and accurate list setting forth all employees, scientific advisors, and consultants of the Company as of the date hereof together with their titles or positions, dates of hire, regular work location and current compensation. The Company does not have any employment contract with any officer or employee or any other consultant or Person which is not terminable by the Company at will without liability, except as the right of the Company to terminate its employees at will may be limited by applicable federal, state or foreign law. Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company does not have any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit plan (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) or otherwise) or welfare benefit plan or obligation covering any of its officers, directors, consultants or employees (“Employee Plans”).

(b) The Company has made available to Parent true, complete and correct copies of (i) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Employee Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all material respects with applicable Legal Requirements, including, without limitation, ERISA and the Code.

(c) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any material liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company other than for benefits accrued or incurred before such amendment or termination. No Employee Plan is a plan subject to Title IV of ERISA. No Employee Plan is a “multiemployer plan” as defined in Section 3(37) of the ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Section 4063(a) of ERISA and 413 of the Code, and neither the Company nor any Person which, together with the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(d) Except as set forth in Section 4.12(d) of the Disclosure Schedule, no director, officer, consultant or other employee of the Company will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby.

(e) No Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget

Reconciliation Act of 1985, as codified in Code section 4980B and ERISA sections 601 et seq., as amended from time to time (“COBRA”)).

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Balance Sheet Date.

4.13 Labor Matters. There are no controversies or labor disputes or union organization activities pending or, to the Company’s knowledge, threatened between the Company and any of its employees. None of the employees of the Company belongs to any union or collective bargaining unit which represents employees of the Company in negotiations with the Company. The Company has complied with all applicable foreign, state and federal equal employment opportunity and other laws and regulations related to employment or working conditions. The Company is not the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company. When used herein, the phrase to the “knowledge of the Company”, “known to” the Company or any similar phrase, means the actual knowledge of Waldemar Lernhardt, Magnus Pfahl, Sandy Zweifach and David Perryman, and the knowledge of facts that such individuals should have after due inquiry.

4.14 Compliance with Law. All material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company which are necessary to the conduct of the Company’s business (“Permits”) are in full force and effect and the Company is not in violation of any Permit in any material respect. Since the incorporation of the Company, the business of the Company has been conducted in material compliance with all applicable Legal Requirements.

4.15 Litigation. Neither the Company, nor to the Company’s knowledge, the Company’s directors or officers, have received notice of any claim, dispute, action, proceeding, notice, order, suit, interference, appeal or investigation, at law or in equity (“Legal Proceedings”), pending against the Company, or to the knowledge of the Company, threatened against the Company or any of its respective directors, officers, employees or agents, or involving any of the Company’s assets or properties before any court, agency, authority, arbitration panel or other tribunal. The Company is not aware of any facts which, if known to stockholders, customers, distributors, suppliers, governmental authorities or other Persons, that could reasonably be expected to result in any such claim (other than customary and normal returns of product in the ordinary course of business consistent with past practice), dispute, action, proceeding, suit, interference, appeal or investigation. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company in default with respect to any notice, order, writ, injunction or decree.

4.16 Contracts.

(a) Section 4.16 of the Disclosure Schedule contains a complete and accurate list of each Contract in the following categories to which the Company is a party, or by which the Company is bound in any respect: (i) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services which are not terminable without penalty on thirty (30) days’ notice, in any case involving more than $25,000; (ii) Contracts for the joint performance of work or services, and all other joint venture, collaboration, research, or other agreements and grant requests or proposals for research and development Contracts in excess of $25,000 each; (iii) management or employment Contracts consulting or scientific advisory Contracts, collective bargaining Contracts, termination and severance agreements; (iv) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (v) each Employee Plan (including, without limitation, any Contracts with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (vi) warrants, repurchase rights at the option of the holder or other Contracts relating to the issuance of capital stock or other equity interests of the Company; (vii) Contracts with agents, brokers, consignees, sale representatives or distributors; (viii) Contracts with any director, officer, employee, consultant or stockholder; (ix) powers of attorney or similar authorizations granted by the Company to third parties; (x) patents, patent licenses, sublicenses, royalty agreements and other Contracts to which the Company is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights; (xi) personal property or capital equipment leases and other rental, use or service arrangements of the Company involving payment obligations in excess of $25,000 and which cannot be terminated without penalty on thirty (30) days’ notice; and (xii) other material Contracts.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, the Company has not nor has any of its employees entered into any Contract containing covenants limiting the right of the Company to compete in any business or with any Person.

4.17 No Default.

(a) Each of the Contracts listed in Section 4.16 of the Disclosure Schedule is a legal, binding and enforceable obligation against the Company, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. To the Company’s knowledge, no party with whom the Company has an agreement or Contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of the business of the Company.

(b) The Company has performed, or is now performing, the material obligations of, and the Company is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any Contract binding upon the Company or its assets or properties and material to the conduct of its business, including, but not limited to, that certain agreement between the Company and Ortho, dated November 1, 2000 (the “Ortho Collaboration Agreement”). No third party has notified the Company of any claim, dispute or controversy with respect to any of the executory Contracts of the Company, nor has the Company received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations under any of those Contracts, nor to the Company’s knowledge, are there any facts which exist indicating that any of those Contracts may be totally or partially terminated or suspended by the other parties thereto.

(c) Except as disclosed in Section 4.17(c) of the Disclosure Schedule, the Company is not a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other similar Contracts, materially adverse to the business or condition of the Company as currently conducted or as currently proposed to be conducted, or that has been or could reasonably be expected to result, individually or in the aggregate with any such other Contracts in losses to the Company or be materially adverse to the business or condition of the Company as currently conducted or as currently proposed to be conducted.

4.18 Proprietary Rights.

(a) Section 4.18(a) of the Disclosure Schedule sets forth a complete and accurate list of all patents, and registered trademarks, trade names, service marks and registered copyrights, and applications for any of the foregoing, owned or, to the Company’s knowledge, used by the Company or in which it has any rights or licenses, other than software under shrink wrap licenses and licenses related to commercially available test kits and other laboratory materials. Section 4.18(a) of the Disclosure Schedule specifies, as applicable: (i) the title of such patents, trademarks, trade names, service marks and copyrights and title of each application therefor; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright has been issued or registered or in which an application has been filed, including the registration or application number and includes (iii) material licenses, sublicenses and similar agreements to which the Company is a party or pursuant to which any other party is authorized to use any Proprietary Rights (as defined below), other than under shrink wrap-type licenses and licenses related to commercially available test kits and other laboratory materials. The Company has provided Parent with copies of all Contracts by which any officer, employee or consultant of the Company has assigned or conveyed to the Company title and ownership to patents, patent applications, trade secrets, and inventions developed or used by the Company in its business. All of such Contracts are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) To the Company’s knowledge, the Company owns or possesses or has the right to obtain valid and enforceable licenses or other rights to all patents and patent applications, all supplementary protection certificates (such as continuations in part) and patent extensions, trademarks, trademark applications, trade secrets, service marks and service mark registrations and applications, trade names, copyrights, inventions, business name registrations, drawings, designs, and proprietary know-how or information, or other rights with respect thereto listed on Section 4.18(a) of the Disclosure Schedule (collectively referred to as “Proprietary Rights”), used in the business of the Company, and the same are all of the Proprietary Rights necessary to conduct the Company’s business as it has been and is now being conducted or as it is currently proposed to be conducted. The Company has the rights to use, sell, license, sublicense, assign, transfer, convey or dispose of such Proprietary Rights and the products, processes and materials covered thereby.

(c) Except as set forth in Section 4.18(c)(i) of the Disclosure Schedule, to the Company’s knowledge, the operations of the Company do not infringe any valid material Proprietary Rights owned, possessed or used by any third party. No one has asserted to the Company that such operations conflict with or infringe, any material Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company with respect to any Proprietary Rights owned by the Company, and none has been threatened against the Company. Except as set forth in Section 4.18(c)(ii) of the Disclosure Schedule, to the knowledge of the Company, there are no facts or alleged facts which could reasonably serve as a basis for any claim that the Company does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold to customers in the conduct of the business of the Company as it has been and is now being conducted. The Proprietary Rights referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any employee or former employee of the Company, nor is there any breach of any license, sublicense or other Contract authorizing another party to use such Proprietary Rights. The Company has not entered into any Contract granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Proprietary Right of the Company. Except as set forth in Section 4.18(c)(iii) of the Disclosure Schedule, the Company has not entered into any agreement to indemnify any Person against any charge of infringement of any Proprietary Rights or intellectual property.

(d) Section 4.18(d)(i) of the Disclosure Schedule contains a complete and accurate list of any proceedings before any patent authority to which the Company is a party, a brief description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests, and any equivalents thereof. Such list includes, without limitation, any pending applications for reissue or reexamination of a patent. The Company has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom. Except as set forth in Section 4.18(d)(ii) of the Disclosure Schedule, the Company has not granted to any third party the right to file, or conduct prosecution of, any patents, copyrights or trademark applications.

(e) All registrations and filings relating to Proprietary Rights are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company in respect of Proprietary Rights have been made. The registrations and filings relating to the Company’s Proprietary Rights are proceeding and there are no facts of which the Company has knowledge which could significantly undermine those registrations or filings.

(f) To the Company’s knowledge, all patents owned by the Company are valid and enforceable. To the Company’s knowledge, there are no facts that would render a patent issuing from the Company’s patent applications invalid or unenforceable.

(g) To the Company’s knowledge, the Company is not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in breach, violation or default of any third party Proprietary Rights. Except as set forth in Section 4.18(g) of the Disclosure Schedule, the rights of the Company to the Company’s Proprietary Rights will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, unless due to an action or inaction of Parent.

(h) The Company has taken all other measures it deems reasonable and appropriate to maintain the confidentiality of the Proprietary Rights used or proposed to be used in the conduct of its business the value of which to the Company is contingent upon maintenance of the confidentiality thereof.

(i) The Company has secured valid written assignments from all consultants and employees of the Company who contributed to the creation or development of the Company’s Proprietary Rights of the rights to such contributions that the Company does not already own by operation of law.

(j) Each employee and officer of and consultant to the Company has executed a proprietary information and inventions agreement or other nondisclosure agreement in the forms provided to Parent. To the Company’s knowledge, no employee or officer of or consultant to the Company is in violation of any term of any employment Contract, proprietary information and inventions agreement, non competition agreement, or any other Contract relating to the relationship of any such employee or consultant with the Company or any previous employer.

(k) Section 4.18(k) of the Disclosure Schedule sets forth all Proprietary Rights for which Dr. Magnus Pfahl (i) is an inventor or co-inventor and (ii) has assigned his rights to any party other than the Company. None of the Proprietary Rights set forth in Section 4.18(k) of the Disclosure Schedule are Proprietary Rights used in the business of the Company as it has been and is now being conducted.

(l) Section 4.18(l) of the Disclosure Schedule sets forth a listing of all litigation and settlements relating to Proprietary Rights brought by or against the Company, whether or not such litigation is currently pending.

4.19 Insurance. The Company has provided Parent with copies of all insurance policies to which the Company is a party or is a beneficiary or named insured. All of the insurable properties of the Company are insured, pursuant to insurance policies and except as set forth in Section 4.19 of the Disclosure Schedule, all such insurance policies are in full force and effect. Since the Company’s incorporation, there have been no claims in excess of $50,000 asserted under any of the insurance policies of the Company in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims.

4.20 Brokers or Finders. Neither the Company nor any of its officers, directors, employees or stockholders has employed, on the Company’s behalf, any broker or finder, or incurred, on the Company’s behalf, any liability for any brokerage, finder’s or similar fees, or commissions in connection with this Agreement or the transactions contemplated hereby.

4.21 Related Parties.

(a) Except as set forth in Section 4.21(a) of the Disclosure Schedule, no officer, director or Affiliate (as defined below) (nor any ancestor, sibling, descendant or spouse of any such persons, or any trust, partnership or corporation in which any of such persons has an interest) of the Company has or has had, either directly or indirectly, (i) an interest in any Person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company, (ii) any interest in any Person or entity that purchases from or sells or furnishes to the Company any goods, services or products or (iii) a beneficial interest in any Contract to which the Company is a party or by which the Company may be bound. “Affiliate” means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls (A) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (B) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (iii) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

(b) Except as disclosed in Section 4.21(b) of the Disclosure Schedule, (i) there are no Contracts or liabilities between the Company, on the one hand, and (A) any current or former officer, director, stockholder or Affiliate of the Company or (B) any Person who, to the Company’s knowledge, is an Affiliate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder or Affiliate, (iii) neither the Company nor any such current or former officer, director, stockholder or Affiliate provides or causes to be provided any assets, services or facilities to the Company and (iv) the Company does not beneficially own, directly or indirectly, any equity interests or debt interests of any such current or former officer, director, stockholder or Affiliate.

(c) Each of the Contracts listed in Section 4.16 of the Disclosure Schedule or liabilities of the Company were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or liability was entered into or incurred on an arm’s length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved by a majority of the disinterested members of the board of directors of the Company and/or stockholders of the Company, as the case may be, in accordance with section 144 of the DGCL.

4.22 Certain Advances. There are no receivables of the Company owing from directors, officers, employees, consultants or stockholders of the Company or owing by any affiliate or any director or officer of the Company, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of $5,000 for any one individual.

4.23 Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable to this Agreement, the Merger and the transactions contemplated hereby, all Takeover Statutes (as defined below) that are applicable to the Company. “Takeover Statutes” shall mean a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

4.24 Receivables. All receivables of the Company, whether reflected on the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and fully collectible net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices) within ninety (90) days after the date they became due. The Company has delivered to Parent a complete and accurate aging list of all receivables of the Company as of the date hereof. The Company has not received any payment, whether in cash or otherwise, and has no receivables, which are subject to, or contingent on, performance by the Company.

4.25 Bank Accounts, Powers, etc. Section 4.25 of the Disclosure Schedule lists each bank, trust, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

4.26 Information Statement. The information supplied by the Company for inclusion in the application for issuance of a California Permit pursuant to which the shares of Parent Common to be issued in the Merger will be qualified under the California Code (the “Permit Application”) shall not at the time the Fairness Hearing is held pursuant to section 25142 of the California Code and the time the qualification of such securities is effective under section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the information statement to be sent to the stockholders of the Company in connection with the Company stockholders’ consideration of the Merger (the “Company Stockholder Action”) (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholder Action (which may include any action taken at the Company Stockholders Meeting (as defined in Section 7.1) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Information Statement.

4.27 Regulatory Issues.

(a) As to each product, compound or potential product or compound subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product or compound, a “Product”) that is manufactured, tested (in a clinical trial or otherwise), distributed and/or marketed by the Company, such Product is being manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under FDCA and similar laws, including those relating to investigational use, premarket approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA or any other governmental entity, domestic or foreign (i) contesting the clinical trial procedures or protocols, premarket approval of, the uses of or the labeling and promotion of any Product or (ii) otherwise alleging any violation of any law or governmental or regulatory requirement by the Company. Except as set forth in Section 4.27(a) of the Disclosure Schedule, all clinical trials have been conducted materially in accordance with the protocols approved by the FDA or other regulatory agency having authority over a clinicial trial conducted outside the United States, and all subjects involved in the clinical trials have provided informed consents.

(b) The Company has no biologicals or drugs for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, approval has been sought, or for which the Company presently intends to seek approval.

(c) Each article of any drug manufactured and/or distributed by the Company or any of the Company Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Legal Requirements) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar law or regulation), and is not a product that is in violation of 21 U.S.C. sec. 355 (or similar law or regulation.

(d) Neither the Company, nor any officer, employee or agent of the Company or has made an untrue statement of a material fact or fraudulent statement to the FDA or other governmental entity or regulatory entity, failed to disclose a material fact required to be disclosed to the FDA or any other governmental entity or regulatory entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other governmental entity or regulatory entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or regulation or authorized by 21 U.S.C. sec. 335a(b) or any similar law or regulation.

(e) Except as set forth in Section 4.27(e) of the Disclosure Schedule, the Company and its officers, employees and agents have materially complied with all administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, statutory and regulatory requirements with respect to the Products.

(f) As of the date of this Agreement, all material information regarding the development and commercialization of Products and services of the Company has previously been disclosed to Parent, including, without limitation: (i) preclinical and clinical study results and protocols; (ii) any communications to and from any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, including, but not limited to, IND and NDA submissions, FDA minutes of meetings and telephone conferences; (iii) administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, requests for data and studies; and (iv) adverse drug expereinces and other IND safety reports.

4.28 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to Parent pursuant to this Agreement have been furnished to Parent. All such documents furnished to Parent are true and correct copies, and there are no amendments or modifications thereto, that have not been disclosed in writing to Parent.

4.29 No Misleading Statements. No representation or warranty of the Company made in this Agreement, the Disclosure Schedule or the Appendices, Schedules and Exhibits attached hereto or any written statement or certificate furnished or to be furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

4.30 Certain Tax Matters. Immediately after the Merger, the Company will hold substantially all of its properties within the meaning of Section 368(a)(2)(E)(i) of the Code. In the Merger, the holders of Company Stock will exchange, for Parent Common, an amount of stock of the Company which constitutes control of the Company within the meaning of Section 368(a)(2)(E)(ii) of the Code. At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Company Stock that, if exercised or converted, would affect Parent’s acquisition or retention of control of the Company within the meaning of Section 368(c) of the Code. The liabilities of the Company have been incurred in the ordinary course of business. The Company is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code, nor is the Company under the jurisdiction of a court in a title 11 or similar case as defined in Section 368(a)(3)(A) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Except as otherwise specifically set forth on the disclosure schedule (specifically cross-referencing the appropriate Section and subsection numbers) delivered by Parent to the Company prior to the execution of this Agreement and signed by a duly authorized officer of the Company (the “Parent Disclosure Schedule”), Parent and Merger Subsidiary represent and warrant to the Company as follows:

5.1 Organization. Each of Parent and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and its Subsidiaries is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on Parent and its Subsidiaries, taken as a whole. The copies of Parent’s and Merger Subsidiary’s Certificate of Incorporation and Bylaws that have been delivered to the Company are complete and correct and in full force and effect. All of the issued and outstanding capital stock of Merger Subsidiary is owned by Parent.

5.2 Authority. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of Parent and Merger Subsidiary of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, including approval of the Board of Directors of Parent (the “Parent Board”). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby is required to be approved by the stockholders of Parent. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries, including Merger Subsidiary, pursuant to (i) any provision of Parent’s or any of its Subsidiaries’ Certificate of Incorporation or Bylaws or any equivalent organizational document of any Subsidiary of Parent, or (ii) any Contract to which Parent is a party and which is filed as a material contract with Parent’s SEC Filings (as defined below), or (b) to the knowledge of Parent after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of Parent or any of its Subsidiaries or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. When used herein, “to the knowledge of Parent” means the actual knowledge of Paul Friedman, Bob Stein and Lee Bendekgey, and the knowledge of facts that such individuals should have after due inquiry.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Parent of the transactions contemplated hereby, (c) the listing of the Parent Common to be issued pursuant hereto on The Nasdaq Stock Market, and (d) filings required pursuant to the HSR Act, if any.

5.5 SEC Documents. Parent has made available to the Company (through EDGAR) complete and accurate copies of Parent’s Annual Report on Form 10-K for the year ended December 31, 2001, Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, and Parent’s Proxy Statement for its Annual Meeting of Stockholders held on June 4, 2002, all filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Since January 1, 2001, Parent has filed with the SEC all forms, reports, statements, schedules and other documents (including all exhibits and other information incorporated therein), required to be filed by Parent with the SEC under the Securities Act, the Exchange Act and the rules promulgated by the SEC thereunder (“Parent’s SEC Filings”). As of their respective filing dates, Parent’s SEC Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules promulgated by the SEC thereunder and, as of their respective filing dates, Parent’s SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.6 Shares of Parent Common. The shares of Parent Common to be issued pursuant to the Merger and upon payment of any Earn Out Amounts will, when issued and delivered to the Securityholders or the LLC, as applicable, upon payment of the consideration provided for herein, be duly authorized, validly issued, fully paid and nonassessable.

5.7 Financial Statements. The consolidated financial statements contained in Parent’s SEC Filings complied, as of their respective dates of filing with the SEC, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted for presentation in quarterly reports on Form 10-Q), and fairly presented, in all material respects, the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to, normal and recurring year-end audit adjustments.

5.8 Brokers or Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

5.9 Legal Proceedings. Except as disclosed in Parent’s SEC Filings, there is no (a) Legal Proceeding pending or, to the knowledge of Parent, threatened against or relating to Parent or its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (b) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent or any Subsidiary of Parent was or is a party except, in the case of clauses (a) and (b) above, such as would not, individually and in the aggregate, either impair Parent’s ability to consummate the Merger or have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

5.10 Information Statement. The information supplied by Parent for inclusion in the Permit Application shall not at the time the Fairness Hearing is held pursuant to section 25142 of the California Code and the time the qualification of such securities is effective under section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholder Action (which may include any action taken at the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Information Statement.

5.11 No Material Adverse Change. Since June 30, 2002, except as may have been publicly disclosed by Parent, there has not occurred (a) any change that resulted or would reasonably be expected to result in a material adverse effect on Parent (it being understood that changes in trading prices for Parent’s securities shall not be taken into account in determining whether there has been or could or would be a material adverse effect); (b) any amendment or change in Parent’s Certificate of Incorporation or Bylaws; or (c) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that resulted or would reasonably be expected to result in a material adverse effect on Parent.

5.12 Certain Matters Relating to Tax Treatment. Prior to and as of the Effective Time, Parent will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

Parent has no plan or intention to cause the Company to issue additional stock or securities that would result in Parent losing such control of the Company after the Merger. Except in connection with (i) the operation of Parent’s previously announced stock repurchase plan or (ii) repurchases of Parent Common from employees of the Company upon their termination of employment in accordance with the terms governing the repurchase of such employees’ original receipt of Company Stock that are exchanged for shares of Parent Common in the Merger, there is no plan, intention, agreement or understanding on the part of Parent to redeem or purchase or to cause or permit any corporation related to Parent (as determined in accordance with Treasury Regulations § 1.368-1(e)(3)) to redeem or purchase (or be treated as having done so pursuant to Treasury Regulations § 1.368-1(e)(4) or (5)), more than fifty percent (50%) of the number of shares of Parent Common issued in the Merger. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of any of the stock of the Company except for transfers of stock to corporations controlled by Parent within the meaning of Section 368(c) of the Code; or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Subsidiary in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) transfers of assets to a corporation controlled by the Company within the meaning of Section 368(c) of the Code or successive transfers to one or more corporations controlled in each transfer by the transferor corporation as permitted in Treasury Regulations § 1.368-2(i)(2) and (iii) the reversion of certain Proprietary Rights related to the MX-6 Technology to the licensor of such technology. Following the Merger, Parent will cause the Company (or a corporation to which a transfer has been made that is permitted under clause (ii) of the immediately preceding sentence) to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Subsidiary and the Company that was issued, acquired, or settled at a discount or that Parent intends to settle at a discount. Neither Parent nor Merger Subsidiary is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code or under the jurisdiction of a court in a title 11 or similar case as defined in Section 368(a)(3)(A) of the Code. Any payment of cash in lieu of fractional shares of Parent Common is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Common and does not represent separately bargained-for consideration. No holder of Company Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common with respect to cash received in lieu of a fractional share. The shares of Parent Common issued in the Merger at the Effective Time (including shares of Parent Common placed into escrow) will appear as issued and outstanding on the balance sheet of Parent prepared for financial reporting purposes and will be legally outstanding under applicable state law. There has not been any separation event in connection with any outstanding any “poison pill” or similar rights with respect to Parent Common.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement, including without limitation, the Recapitalization Merger Agreement or to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, independent contractors, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing business at the Effective Time. Following the date of this Agreement, the Company shall promptly notify Parent of any materially negative event related to the Company or the business of the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

(a) Enter into any material Contract or any discovery collaboration agreement, other than the Recapitalization Merger Agreement and as contemplated thereby;

(b) Enter into any material commitment or transaction not in the ordinary course of business consistent with past practice, other than the Recapitalization Merger Agreement and as contemplated thereby;

(c) Transfer, assign or license to any Person or entity any material rights to the Company’s Proprietary Rights;

(d) Enter into any material Contracts (or material amendments thereto) pursuant to which any unrelated third party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

(e) Amend or otherwise modify, or violate the terms of, any of the Contracts set forth or described in Section 4.16 of the Disclosure Schedule nor in any event, amend the terms of any option plan, option agreement or similar instrument of the Company, other than pursuant to the Recapitalization Merger Agreement;

(f) Commence any litigation;

(g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) other than issuances of Company Stock pursuant to the Recapitalization Merger Agreement or issuances of Company Stock pursuant to Company Warrants or Company Options in existence as of the date hereof;

(h) Except for the issuance of shares of Company Stock pursuant to the Recapitalization Merger or upon exercise of presently outstanding Company Options (as to which the Company shall deduct and withhold such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign Tax law) or the Company Warrants or upon conversion of outstanding Company Preferred issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or any Voting Debt;

(i) Cause or permit any amendments to its Restated Certificate of Incorporation or Bylaws, other than the filing of the Amended Company Certificate and pursuant to the Recapitalization Merger Agreement;

(j) Acquire or agree to acquire by merging or consolidating with or by purchasing any assets or equity securities of or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $25,000 in the case of a single transaction or in excess of $50,000 in the aggregate;

(k) Sell, lease or otherwise dispose of any of its properties or assets;

(l) Incur any Indebtedness for borrowed money except in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single occurrence or transaction or related series of occurrences or transactions, or guarantee any such Indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others; provided, however, that the Company may borrow additional funds from BCC pursuant to the terms of the BCC Notes (such additional funds, the “Additional BCC Funds”). For the purposes of this Agreement, “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (including trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;

(m) Pay or grant any severance or termination pay (i) to any director or officer or (ii) to any other employee other than pursuant to the Contracts in place as of the date hereof;

(n) Adopt or amend any Employee Plan, except to the extent required by applicable Legal Requirements, or enter into or amend any employment Contract, extend employment offers to any Person, pay or agree to pay any special bonus or special remuneration to any director or employee, other than in connection with normal annual bonus and salary adjustments for all non-officers and directors and after prior consultation with Parent, or increase the salaries or wage rates of its other employees;

(o) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice as required by GAAP;

(p) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of (i) liabilities reflected or reserved against in the Financial Statements and that are not in excess of $25,000, (ii) liabilities under Contracts entered into in the ordinary course of business subsequent to the Balance Sheet Date and that are not in excess of $25,000, (iii) liabilities under Contracts entered into in the ordinary course of business, which payments are due in accordance with the terms of such Contracts and are not in excess of $25,000, or (iv) expenses consistent with the provisions of this Agreement incurred in connection with the transactions contemplated hereby;

(q) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company (other than the Merger and the Recapitalization Merger);

(r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(b) through6.1(r) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

6.2 No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement in accordance with ARTICLE X, the Company agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively “Representatives”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or acquisition of any kind of material portion of the capital stock or assets of the Company, other than the Recapitalization Merger (an “Acquisition Transaction”) or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any Contract, arrangement or understanding with respect to an Acquisition Transaction or requiring it to abandon, terminate, or fail to consummate the Merger or any other transactions contemplated by this Agreement, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction with any third party other than Parent and Merger Subsidiary; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (i) making any disclosure to its stockholders if, in the good faith judgment of the board of directors, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) negotiating with or furnishing information to any Person who has made a bona fide written proposal for an Acquisition Transaction which did not result from a breach of this Section 6.2; or (iii) recommending such Acquisition Transaction to its stockholders, if and only to the extent that, in the case of actions referred to in clause (ii) or clause (iii), such Acquisition Transaction is a Superior Transaction (as defined below) and Parent is given at least two (2) Business Days’ written notice of the identity of the third party and all material terms and conditions of the Superior Transaction to respond to the proposal for such Superior Transaction. The Company agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Transaction (other than with Parent and Merger Subsidiary). For purposes of this Agreement, a “Superior Transaction” means, in respect of the Company, an unsolicited, bona fide proposal for an Acquisition Transaction for or in respect of at least a majority of the outstanding Company Stock (x) on terms that the board of directors of the Company determines, in its good faith judgment (based on consultation with its financial advisors, to the extent the board of directors concludes, in good faith, that such consultation is advisable), to be more favorable to the Company’s stockholders than the terms of the Merger, that is not subject to a financing condition, and is from a Person that in the reasonable judgment of the Company’s board of directors (based on consultation with a nationally recognized investment bank, to the extent the board of directors concludes, in good faith, that such consultation is advisable) is financially capable of consummating such proposal and (y) that the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is required for such board to comply with its fiduciary duties under applicable law.

(b) If the Company or its Representatives receives prior to the earlier of the Effective Time and the termination of this Agreement any offer (written or oral), letter of intent or other proposal, as applicable, relating to an Acquisition Transaction or any request for non-public information relating to the Company in connection with an Acquisition Transaction or for access to the properties, books or records of the Company by any Person that informs the Company Board that it is considering making, or has made, a proposal relating to an Acquisition Transaction, the Company shall promptly notify Parent orally and in writing, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

(c) Notwithstanding the foregoing, the Company shall not provide non-public information or enter into discussions or negotiations with any such third party unless (i) the Company has prior to the date thereof provided such information to Parent or Parent’s Representatives; (ii) the Company has notified Parent in advance of any such proposed disclosure to or discussions or negotiations with any such third party, with a description of the information to be disclosed; (iii) the Company shall have provided copies to Parent of all written communications between such third party and the Company; and (iv) prior to providing any information or data concerning the Company to any Person in connection with an Acquisition Transaction, the Company receives from such Person an executed confidentiality agreement similar to the Confidentiality Agreement.

6.3 Strategic Agreements. The Company agrees that it will not enter into any strategic alliance, joint development or joint marketing agreement during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time unless Parent shall have consented to such agreement(s) in writing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Approval of the Company Stockholders.

(a) As soon as reasonably practicable after the execution of this Agreement, Parent shall prepare, with the full cooperation of the Company, the Information Statement, and if the Company holds a stockholders’ meeting (the “Company Stockholders Meeting”), a proxy statement, in form and substance reasonably acceptable to Parent, the Company and the LLC with respect to the solicitation of written consents and/or proxies from the stockholders of the Company to approve the Recapitalization Merger Agreement, the Recapitalization Merger, this Agreement, the Merger and related matters. Parent, the Company and the LLC shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent, the Company and the LLC agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. Each of Parent, the Company and the LLC will promptly advise the others, in writing if at any time prior to the Effective Time either the Company, Parent or the LLC, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein, in the light of the circumstances under which they were made, not misleading or to comply with applicable law. The Information Statement shall contain the unanimous recommendation of the board of directors of the Company that the Company’s stockholders approve the Recapitalization Merger Agreement, the Recapitalization Merger, the Merger and this Agreement and the conclusion of the board of directors that the terms and conditions of the Recapitalization Merger and the Merger are advisable and fair and reasonable to, and in the best interests of, the stockholders of the Company; provided however, that the Company’s board of directors shall not be precluded from recommending a Superior Transaction if the board has complied with Section 6.2.

(b) As soon as reasonably practicable after the execution of this Agreement, Parent shall prepare, with the full cooperation of the Company and the LLC, and file the Permit Application and a request for a Fairness Hearing to consider the terms, conditions and fairness of the transactions contemplated by the Recapitalization Merger Agreement, the Recapitalization Merger, this Agreement and the Merger. Parent, the Company and the LLC shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. To the extent permitted by applicable law, such Permit Application shall include the shares of Parent Common issuable to BCC pursuant to the BCC Restructuring Agreement. Each of Parent, the Company and the LLC agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and completion of the Permit Application. Each of Parent, the Company and the LLC will promptly advise the others, in writing if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein, in the light of the circumstances under which they were made, not misleading or to comply with applicable law.

(c) In the event that the Commissioner of Corporations of the State of California (the “Commissioner”) informs Parent, the Company or the LLC of the Commissioner’s determination not to (i) grant the Fairness Hearing or (ii) issue the California Permit, then Parent, the Company and the LLC shall use commercially reasonable efforts to effect the Recapitalization Merger and the issuance of the shares of Parent Common to be issued pursuant to Section 2.1(d) and Section 2.11 hereof in a private placement pursuant to section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to Parent, the Company and the LLC. The parties hereto acknowledge and agree that in such event: (i) as a condition to effecting such issuance as a private placement pursuant to section 4(2) of the Securities Act, Parent, the Company and the LLC shall be entitled to obtain from each stockholder of the Company a Stockholder Certificate in the form attached hereto as Exhibit B (or such other form as shall be reasonably satisfactory to Parent) (the “Stockholder Certificate”) and that Parent, the Company and the LLC will be relying upon the representations made by each stockholder of the Company in the applicable Stockholder Certificate in connection with the issuance of Parent Common and LLC Membership Interests to such stockholder, (ii) at the Closing, Parent shall execute and deliver a backup registration rights agreement in the form attached hereto as Exhibit D (the “Backup Registration Rights Agreement”); (iii) the shares of Parent Common so issued pursuant to Section 2.1(d) and Section 2.11, and the LLC Membership Interests in the Recapitalization Merger will not be registered under the Securities Act and will constitute “restricted securities” within the meaning of the Securities Act; and (iv) the certificates representing the shares of Parent Common shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

(d) As soon as reasonably practicable following the execution and delivery of this Agreement (and issuance of the California Permit pursuant to Section 7.1(b), if applicable), or if the California Permit is not issued pursuant to Section 7.1(b), the time at which Parent, the Company and the LLC agree on private placement terms as provided for in Section 7.1(c), the Company shall give written notice of the Recapitalization Merger Agreement, the proposed Recapitalization Merger, this Agreement and the proposed Merger to all Company stockholders and shall use commercially reasonable efforts to take all other action necessary in accordance with the DGCL and its Restated Certificate of Incorporation and bylaws in connection with the Company Stockholder Action. In soliciting written consents or proxies in connection with the Company Stockholder Action, the Board of Directors of the Company will recommend to the stockholders of the Company that they approve the Recapitalization Merger Agreement, the Recapitalization Merger, this Agreement and the Merger and the Company shall use its best efforts to obtain the approval of the stockholders of the Company entitled to vote on or consent to approve the Recapitalization Merger Agreement, the Recapitalization Merger, this Agreement and the Merger in accordance with the DGCL and the Company’s Restated Certificate of Incorporation, including the amendment of the Company’s Fifth Amended and Restated Certificate of Incorporation and to approve the items necessary to prevent any payments or acceleration of stock options in connection with this Agreement from giving rise to a “parachute payment” under section 280G of the Code. The Company shall submit the Recapitalization Merger Agreement, the Recapitalization Merger, this Agreement and the Certificate of Merger to its stockholders for adoption whether or not the Company’s board of directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its stockholders reject it. The Company shall consult with Parent regarding the date of the Company Stockholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the stockholders of the Company without the consent of Parent, which consent shall not be unreasonably withheld.

7.2 Access to Information; Interim Financial Information. Subject to any applicable contractual confidentiality obligations (which each party shall use all commercially reasonable efforts to cause to be waived), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, Contracts and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the parties to consummate the Merger. Promptly following the end of each month between the date of this Agreement and the Closing Date, the Company shall prepare and furnish to Parent financial statements of the Company as of and for the month and year-to-date periods ending on the last day of such month, all prepared in a manner consistent with GAAP and the Company’s past practice.

7.3 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Confidential Disclosure Agreement between Parent and the Company, dated as of February 15, 2002, as amended (the “Confidentiality Agreement”).

7.4 Expenses.

(a) All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, investment banking or financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that if the Merger is consummated, the Company shall not incur investment banking, financial advisory, legal or accounting fees and expenses in connection with the Merger in excess of one hundred fifty thousand dollars ($150,000), and any fees and expenses incurred by the Company in excess of such amount shall be deemed to be a “use of cash” (as such term is defined in Section 8.3(e)), such that the amount of such excess shall be applied to determine the amount of the Cash Shortfall, if any. If there are any fees or expenses pursuant to this Section 7.4(a) that are unknown or unpaid at Closing but for which the Company is liable and which have not been agreed to be paid by Parent or assumed by Parent pursuant to the preceding sentence, the LLC shall be liable for such fees and expenses, and shall be required to pay such fees and expenses directly to the relevant third party. In such event, Parent shall forward to the LLC any bills or other documentation received by Parent for payment by the LLC.

(b) Fifty percent (50%) of the Taxes actually paid by the Company, the Surviving Corporation or Parent in connection with the restructuring of the BCC Notes and the Bremer Notes shall be payable by the LLC to Parent. The Taxes required to be so paid by the Company, the Surviving Corporation or Parent will be determined by calculating the Taxes due with respect to the income of the Company on a with the debt restructuring and without the debt restructuring basis (utilizing a closing of the books method for federal income Tax purposes) on the federal and state Tax returns for the year that the debt restructure is taxable, which the parties agree for federal income Tax purposes is the last taxable year of the Company ending on or before the Effective Time. Parent will use commercially reasonable efforts to minimize the Taxes to which the Company, the Surviving Corporation or Parent is subject in connection with the debt restructuring, but Parent is not obligated to take actions or make any election solely for the purpose of minimizing such Taxes. If there are any Taxes which the LLC has agreed to pay pursuant to this Section 7.4(b), the LLC shall be liable for such Taxes and shall be required to pay or reimburse such Taxes directly to Parent. In such event, Parent shall forward to the LLC a bill for such Taxes, as well as relevant documentation for such bill, for payment by the LLC to Parent.

7.5 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the applicable rules and regulations of The Nasdaq Stock Market, Inc. and the Nasdaq National Market (“Nasdaq”), prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto except as permitted by Section 7.1 hereof, unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

7.6 FIRPTA Compliance. The Company shall, within ten (10) days prior to the Effective Time, deliver to Parent a copy of a statement conforming with the requirements of Income Tax Regulations sections 1.897-2(h) and 1.1445-2(c)(3) and in substantially the form of Exhibit C hereto, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under section 897(c) of the Code. In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the Internal Revenue Service conforming with the requirements of Income Tax Regulations section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Effective Time.

7.7 Reasonable Efforts. Except as otherwise provided in this Agreement, subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent, or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or properties of Parent or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

7.8 Conduct; Notification of Certain Matters. Each of Parent and the Company shall use all commercially reasonable efforts to not take, or not fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company or Parent or Merger Subsidiary, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of the Company or Parent or Merger Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice; and provided further that the parties agree to meet promptly to discuss, in good faith, such failure or breach and potential cures for such failure or breach.

7.9 Support Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each of the Company Stockholders set forth on Schedule 7.9(a), an executed Support Agreement with Parent and the Company in substantially the form attached hereto as Exhibit A. No later than fourteen (14) days after the date hereof, the Company shall deliver or cause to be delivered to Parent, from each of the Company Stockholders set forth on Schedule 7.9(b), an executed Support Agreement with Parent and the Company in substantially the form attached hereto as Exhibit A. The Company Stockholders delivering Support Agreements hold in the aggregate a majority of the outstanding Company Stock (and a majority of the shares of any class or series of Company Stock required to approve the Recapitalization Merger Agreement, this Agreement and the Merger).

7.10 Sale of Shares. If the California Permit is not issued by the Commissioner, the parties hereto acknowledge and agree that the shares of Parent Common issuable to the Securityholders pursuant to Section 2.1 shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. In addition, irrespective of whether the California Permit is issued by the Commissioner, each Securityholder set forth on Schedule 7.10 shall (i) execute a Lockup Agreement with Parent in substantially the form attached hereto as Exhibit I and (ii) receive two stock certificates:

(a) the first stock certificate shall represent 50% of the total number of shares of Parent Common into which all Company Shares held by that Securityholder is converted pursuant to Section 2.1(d), and shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A LOCKUP

AGREEMENT, DATED _______, 200_  , IN FAVOR OF INCYTE GENOMICS, INC., WHICH SHALL EXPIRE ON [THE DATE THAT IS SIX MONTHS AFTER THE EFFECTIVE TIME].”

(b) the second stock certificate shall represent the total number of shares of Parent Common into which all Company Shares held by that Securityholder is converted pursuant to Section 2.1(d), less the number of Parent Common represented by the first stock certificate, and shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A LOCKUP AGREEMENT, DATED _______, 200_  , IN FAVOR OF INCYTE GENOMICS, INC., WHICH SHALL EXPIRE ON [THE DATE THAT IS 12 MONTHS AFTER THE EFFECTIVE TIME].”

(c) The certificates for all shares of Parent Common issuable hereunder shall also bear appropriate legends to identify such share as being restricted under the Securities Act and, if applicable to comply with applicable state securities laws, to notice the restrictions on the transfer of such shares under such laws. The parties acknowledge that Parent is relying upon certain representations made by the Securityholders in the Stockholder Certificates in substantially the form attached hereto as Exhibit B. The Company agrees to use best efforts to cause all of its stockholders to make the representations set forth in the Stockholder Certificates.

7.11 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Parent Common pursuant hereto. The Company shall use all reasonable efforts to assist Parent as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Parent Common pursuant hereto.

7.12 Legal Compliance. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any court or other governmental body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) except as may be prohibited by any governmental body or by any legal requirement, permit the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document filed with or provided to any governmental body in connection with any such legal proceeding.

7.13 Nasdaq Listing. Parent shall authorize for listing on the Nasdaq National Market the shares of Parent Common issuable pursuant to this Agreement.

7.14 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. To that end, the Company shall use all commercially reasonable efforts to (a) cause the parties to the agreements listed in Schedule 7.14 to deliver their consents, approvals or waivers, as appropriate, to the Merger and the transactions contemplated hereby to the Company (with a copy to Parent) at least two (2) Business Days prior to the Closing Date and (b) deliver to Parent prior to November 20, 2002, a complete and accurate copy of the Company’s audited balance sheets as of December 31, 2000 and 2001 and related audited statements of operations, statements of stockholders equity, and statements of cash flows for the three (3) years ended December 31, 2001, together with the notes thereto and the report and opinion of PricewaterhouseCoopers relating thereto (the “Audited Financial Statements”).

7.15 Indemnification.

(a) Parent shall cause the Surviving Corporation to maintain and perform in the same manner the Company’s existing indemnification provisions in the Company’s Restated Certificate of Incorporation and Bylaws in effect as of the date hereof with respect to present and former directors and officers of the Company for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company’s Restated Certificate of Incorporation and Bylaws in effect as of the date hereof (to the extent consistent with applicable law), for a period of not less than six (6) years after the Effective Time.

(b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Parent) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage with respect to claims arising from facts or events which occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of $75,000 for all such insurance coverage over the six (6) year period required by this Section 7.15; and provided, further, that if the total premium exceeds such amount, Parent will cause the Surviving Corporation to obtain as much coverage as possible for such amount, which coverage shall be deemed to satisfy Parent’s obligations set forth in this Section 7.15.

7.16 Advances to the Company. In the event that prior to Effective Time the Company requests interim funding from Parent in order to meet the Company’s operating expenses, Parent shall provide such funding pursuant to the terms of the Senior Convertible Secured Note in the form attached hereto as Exhibit J (the “Second Parent Note”).

7.17 Amendment of Ortho Collaboration Agreement. The Company and Parent shall use commercially reasonable efforts to have the Ortho Collaboration Agreement amended prior to the Closing Date to make such changes as the parties shall mutually agree.

7.18 Maxia UK. Parent and the Surviving Corporation shall not conduct any activities through Maxia UK after the Closing Date.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Recapitalization Merger Agreement, the Recapitalization Merger, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Recapitalization Merger or the Merger shall be in effect.

(c) Nasdaq Listing. The Parent Common issuable to Securityholders pursuant to this Agreement shall have been authorized for trading on the Nasdaq National Market effective upon the Closing Date.

(d) Fairness Hearing and California Permit; Private Placement Alternative. The Fairness Hearing shall have been held by the Commissioner and the California Permit shall have been issued by the Commissioner. In the alternative, pursuant to Section 7.1(c) hereof, each of the stockholders of the Company shall have delivered to Parent, the Company and the LLC an executed copy of the Stockholder Certificate, and Parent, the Company and the LLC shall be reasonably satisfied that the shares of Parent Common to be issued in connection with the Merger pursuant to Section 2.1(d) and Section 2.11, and the LLC Membership Interests issuable as part of the Recapitalization Merger, are issuable without registration pursuant to section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, and Parent shall have executed and delivered to the Securityholders the Backup Registration Rights Agreement.

(e) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Agreements and Covenants. Each of Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Each of Parent and Merger Subsidiary shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by its Chief Executive Officer or President to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) Escrow Agreement and Earn Out Escrow Agreement. Parent, the Company, the Escrow Agent and the Securityholder Agent shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”) and the Earn Out Escrow Agreement.

8.3 Additional Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties shall be disregarded).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or President to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Company Indebtedness and Indebtedness Schedule. At least one (1) business day prior to the Closing Date, the Company shall have furnished to Parent a Schedule of all Indebtedness of the Company, as of the Closing Date (the “Indebtedness Schedule”). As of the Closing Date, (i) after giving effect to the restructuring of the BCC Notes and the Bremer Notes and (ii) exclusive of (A) the principal amount of the senior secured convertible promissory note of the Company in favor of Parent (the “Parent Note”) and (B) the principal amount of the Second Parent Note, the Indebtedness of the Company shall be less than Ten Million Dollars ($10,000,000).

(e) Company Cash and Cash Schedule. At least one (1) business day prior to the Closing Date, the Company shall have furnished to Parent a Schedule (the “Cash Schedule”) that sets forth, as of the Closing Date, (i) all Indebtedness, liabilities and other obligations of the Company that will require the use or payment of cash by the Company (or Parent, after the Closing), including, but not limited to, management bonuses or like payments due under management employment agreements, severance payments, accounts payable, the Additional BCC Funds, leases, any excess amount of fees and expenses per Section 7.4 hereof, and other accrued expenses and accrued liabilities, but not including cash actually paid by the Company to holders of dissenting shares pursuant to Section 2.6, the BCC Notes (exclusive of the Additional BCC Funds), the Bremer Notes, the principal amount of the Parent Note and the principal amount of the Second Parent Note (the “uses of cash”), and (ii) all cash and accounts receivable of the Company (net of any accounts receivable that is deemed uncollectible by Parent, in its reasonable discretion) (the “sources of cash”). The amount by which the uses of cash exceed the sources of cash, as reflected on the Cash Schedule, shall be the “Cash Shortfall.” Any accounts receivable of the Company that prove to be uncollectible after the Effective Time shall be deemed to be a Loss (as defined in Section 9.2(a)) for which Parent is entitled to indemnification pursuant to Section 9.2(a) hereof, without regard to the Threshold (as defined in Section 9.2(a) hereof), such that Parent may immediately recover from the Escrow Fund the amount of such uncollectible account receivable.

(f) Opinion. Parent shall have received a written opinion from Sheppard Mullin Richter & Hampton LLP, counsel to the Company, as to the matters set forth in Exhibit H.

(g) Material Adverse Effect. Since the date of this Agreement, there shall not have been any material adverse effect on the Company, or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

(h) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, assignments and waivers set forth in Section 4.5 of the Disclosure Schedule.

(i) Resignations. Parent shall have received the resignations of the directors and officers of the Company to be effective immediately upon the Closing.

(j) Dissenters’ Rights. Holders of more than five percent (5%) of the outstanding Company Shares shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their Company Shares by virtue of the Merger.

(k) Escrow Agreement and Earn Out Escrow Agreement. Parent, the Company, the Escrow Agent and the Securityholder Agent shall have entered into the Escrow Agreement and the Earn Out Escrow Agreement.

(l) Restructuring of Bay City Capital Note. Parent, the Company and Bay City Capital Fund I, L.P. (“BCC”) shall have entered into the BCC Restructuring Agreement in substantially the form attached hereto as Exhibit F (the “BCC Restructuring Agreement”), providing for the restructuring of the Company’s senior convertible secured notes held by BCC, as such notes are listed and described in the BCC Restructuring Agreement (the “BCC Notes”).

(m) Restructuring of Bremer Notes. Parent, the Company and Andres Bremer shall have entered into the Bremer Restructuring Agreement in substantially the form attached hereto as Exhibit G (the “Bremer Restructuring Agreement”), providing for the restructuring of the notes held by Bremer, as such notes are listed and described in the Bremer Restructuring Agreement (the “Bremer Notes”) .

(n) Termination and Cancellation of Company Warrants. All outstanding Company Warrants shall have been exercised for Company Stock or shall have been terminated and cancelled and returned to the Company (with evidence of such termination and cancellation, acceptable to Parent in its reasonable discretion, provided at least one (1) Business Day prior to the Closing Date).

(o) Termination of Employment Agreements. The employment agreements between each of Dr. Magnus Pfahl and Dr. Waldemar Lernhardt and the Company, shall have been terminated, and shall be of no further force and effect.

(p) FIRPTA. The Company shall have (i) delivered to Parent a copy of a statement conforming with the requirements of Income Tax Regulations sections 1.897-2(h) and 1.1445-2(c)(3) and in substantially the form of Exhibit C, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under section 897(c) of the Code and (ii) provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service conforming with the requirements of Income Tax Regulations section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Effective Time.

(q) Lockup Agreement. Parent and each of the Securityholders set forth on Schedule 7.10 shall have entered into the Lockup Agreement attached hereto as Exhibit I.

(r) Proprietary Rights. The Company shall have delivered a copy of the Company’s agreement with Galderma to Parent, evidencing the Company’s rights to the retinoid compounds set forth on Schedule 8.3(r).

(s) Employees. The employees of the Company set forth on Schedule 8.3(s) shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that a reasonable person would consider notice that such employees are not willing or do not intend to be employed by the Company, the Surviving Corporation, Parent or a Subsidiary of Parent (as Parent shall designate), following the Merger or that they are not willing or do not intend to execute and deliver to Parent Parent’s standard form of Confidentiality and Invention Assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect. In addition, at least seventy-five percent (75%) of the research and development employees of the Company (excluding the employees identified on Schedule 8.3(s)) employed by the Company as of the date of this Agreement shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that a reasonable person would consider notice that such employees are not willing or do not intend to be employed by the Company, the Surviving Corporation, Parent or a Subsidiary of Parent (as Parent shall designate) following the Merger or to execute and deliver to Parent Parent’s standard form of Confidentiality and Invention Assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect.

(t) Stockholder Approval of Certain Payments. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of section 280G of the Code shall have been approved by such number of stockholders of the Company as is required by the terms of section 280G(b)(5)(B) and shall be obtained in a manner that satisfies all applicable requirements of such section 280G(b)(5)(B) and the Proposed Income Tax Regulations thereunder, including Q-7 of section 1.280G-1 of such Proposed Income Tax Regulations.

(u) Termination of 401(k) Plan. The Company shall have provided to Parent (i) executed resolutions of the board of directors of the Company authorizing the termination prior to Closing of any 401(k) Plan maintained by the Company and (ii) an executed amendment to any such 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of any such 401(k) Plan will be maintained at the time of termination of such Plan.

ARTICLE IX

INDEMNIFICATION AND ESCROW

9.1 Survival of Representations and Warranties. All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is six (6) months after the Closing Date and shall not be affected by any investigation conducted for or on behalf of Parent with respect thereto or any knowledge acquired by Parent or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty; provided, however, that (i) the Company’s representations and warranties in Section 4.2 shall survive the Closing and remain in full force and effect indefinitely; (ii) the Company’s representations and warranties in Sections 4.3, 4.5, 4.15 4.17, 4.18, and 4.20 and 4.27 shall survive the Closing and remain in full force and effect until 5:00 p.m., California time, on the date which is one (1) year after the Closing Date (the “Expiration Date”); (iii) the representations and warranties in Section 4.11 shall continue through the expiration of the applicable statute of limitations as the same may be extended; (iv) the Company’s representations and warranties in Sections 4.10 and 4.12 shall survive the Closing and remain in full force and effect until 5:00 p.m., California time, on the date which is three (3) years after the Closing Date; and (v) if a claim or notice is given under ARTICLE IX with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved. The waiver of any Closing condition based on the accuracy of any Company representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this ARTICLE IX.

9.2 Indemnification and Escrow Arrangements.

(a) Escrow Fund and Indemnification; Earn Out Amounts and Indemnification. Subject to the limitations set forth herein, by approval and adoption of this Agreement, each of the Securityholders agrees severally, and not jointly, to indemnify Parent for such Securityholder’s pro rata interest (for the purposes hereof, “pro rata interest” means the ratio that the sum of the amount of the Closing Merger Consideration and Future Earn Out payments received by a Securityholder on or before the date of the calculation bears to the sum of the amount of Closing Merger Consideration and Future Earn Out payments received by all Securityholders on or before the date of the calculation; for the purposes of valuing any Parent Common received, such Parent Common shall be valued at the value attributable to such Parent Common pursuant to this Agreement at the time such Parent Common was distributed to such Securityholder and, with respect to Parent Common issued pursuant to a First Additional Payment or Second Additional Payment only, at the average closing price per share of Parent Common on the Principal Market for thirty (30) consecutive trading days ending on the date that is two (2) trading days prior to the date such Parent Common is released to the LLC from the Escrow Fund) of claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds actually recovered) incurred by Parent or the Surviving Corporation directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained herein or in any instrument delivered pursuant to this Agreement; (ii) any failure by the Company to perform or comply with any covenant contained herein; (iii) any third party claims (including a Third Party Claim (as defined in Section 9.2(i)) or demands arising in connection with any product or service, including any claim that the conduct, practices, products or services made, used or sold, by the Company at any time prior to the Closing Date misappropriates or infringes any Proprietary Rights of any Person, or otherwise arising in connection with the conduct of the Company’s business, prior to the Closing that are asserted after the Closing; (iv) any costs or expenses incurred by Parent in connection with dealing with holders of Company Shares that have asserted their appraisal rights under Section 262 of the DGCL (but excluding any cash paid to such holders); (v) any third party claims (including a Third Party Claim) of any Person or governmental authority for any liability related to the operations of Maxia UK; or (vi) (A) any Hazardous Substances at, on, under, migrating to or from, or transported to or from the Properties on or prior to the Closing Date; (B) any claim related to Hazardous Substances or Environmental Laws arising at any time that relates to the Company on or prior to the Closing Date; or (C) any noncompliance with any applicable Environmental Laws relating or applicable to the Company on or prior to the Closing Date; (hereinafter individually a “Loss” and collectively “Losses”). Parent, the Company and the Securityholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the date hereof, which if resolved at the date hereof would have led to a reduction in the aggregate consideration payable hereunder. The adoption and approval of this Agreement by the Securityholders shall constitute approval of the Escrow Agreement and the placement of the Escrow Cash and the Escrow Shares in escrow and the appointment of the Securityholder Agent. On the Closing Date, the Securityholders will be deemed to have received and deposited with the Escrow Agent the Escrow Cash and the Escrow Shares, without any act of any Securityholder. As soon as practicable after Closing, the Escrow Cash and Escrow Shares will be deposited by Parent with the Escrow Agent (or such other institution acceptable to Parent and the Securityholder Agent), as an escrow agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement. Parent shall bear the fees and expenses of the Escrow Agent in accordance with the Escrow Agreement. The Escrow Fund shall be available to compensate Parent and the Surviving Corporation for any Losses. The right of Parent and the Surviving Corporation after the Effective Time to assert indemnification claims and receive indemnification payments from the Escrow Fund pursuant to this ARTICLE IX shall not be the sole and exclusive right and remedy exercisable by such parties with respect to any of the matters set forth in clauses (i) through (vi) of the first sentence of this Section 9.2(a); and provided further that any limitations set forth in this Section 9.2(a) shall not apply to fraud or willful misconduct or willful misrepresentation. The right of Parent and the Surviving Corporation after the Effective Time to assert indemnification claims and receive indemnification payments from the Escrow Fund pursuant to this ARTICLE IX or pursuant to the last sentence of this Section 9.2(a) with respect to any of the matters set forth in clauses (i) through (vi) of the first sentence of this Section 9.2(a) shall survive as follows: for matters under clause (i), for so long as the underlying representation or warranty survives pursuant to Section 9.1; for clause (ii), for six (6) months after the Effective Time; for clause (iii), (iv) and (v), for one (1) year after the Effective Time; and for clause (vi), for three (3) years after the Effective Time; provided, however, if a claim or notice for indemnification is given to the Securityholder Agent under this sentence with respect to any Losses with respect to any of the matters set forth in clauses (i) through (vi) of the first sentence of this Section 9.2(a) prior to the expiration of the applicable indemnification obligation pursuant to this sentence, the indemnification obligation of the Securityholders for such matters shall survive and continue indefinitely until such claim is finally resolved. Parent may not receive any cash or shares of Parent Common from the Escrow Fund unless and until Officer’s Certificates (as defined in Section 9.2(e)) identifying Losses for which Parent is seeking indemnification under Section 9.2(a), the aggregate cumulative amount of which exceed $100,000 (the “Threshold”), have been delivered to the Escrow Agent as provided in Section 9.2(e); in such case, Parent may recover from the Escrow Fund the entire amount of the cumulative Losses subject to the remainder of this Section 9.2. In addition, Parent shall be entitled to assert indemnification claims and receive indemnification payments pursuant to this ARTICLE IX for Losses with respect to any of the matters set forth in clauses (i) through (vi) of the first sentence of this Section 9.2(a) for up to (x) an additional One Million Dollars ($1,000,000) in excess of the Escrow Fund for the first six (6) years after the Effective Time and (y) an additional Two Million Five Hundred Thousand Dollars ($2,500,000) in excess of the Escrow Fund (exclusive of the amounts in clause (x)) for the first three (3) years after the Effective Time; provided, however, if a claim or notice for indemnification is given to the Securityholder Agent under this sentence with respect to any Losses with respect to any of the matters set forth in clauses (i) through (vi) of the first sentence of this Section 9.2(a) prior to the three year anniversary or six year anniversary of the Effective Time, as applicable, the indemnification obligation of the Securityholders at the time such notice is given shall continue indefinitely until such claim is finally resolved. Parent shall have no right of set-off against the Closing Merger Consideration or Future Earn Out Amounts without the written consent of the Securityholder Agent.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the

Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”), at which time the Escrow Agent shall deposit the entire balance of the Escrow Fund into the Earn Out Escrow and provide written notice to Parent and LLC that such deposit has been made; provided, however that the Escrow Period shall not terminate with respect to such amount remaining in the Escrow Fund as is necessary to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the Expiration Date specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Expiration Date. As soon as any such Loss has been resolved, the Escrow Agent shall, if prior to the date the Second Additional Payment is earned, deposit into the Earn Out Escrow the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss, and if after the date the Second Additional Payment is earned, deliver to the LLC the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss.

(c) Securityholder Agent of the Securityholders; Power of Attorney.

(i) In the event that this Agreement is approved and adopted by the Company’s stockholders, effective upon such consent, and without further act of any stockholder, the LLC shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each Securityholder, for and on behalf of Securityholders, to give and receive notices and communications, to authorize delivery to Parent of cash or shares of Parent Common from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of an arbitrator with respect to such claims and any and all acts and omissions involving the Securityholders in any way related to or in furtherance of this Agreement and the transactions contemplated hereby or thereby, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Securityholders from time to time upon not less than ten (10) days’ prior written notice to Parent; provided that the Securityholder Agent may not be removed unless pursuant to the written vote of holders of at least one-half interest of the Escrow Fund approving such removal and the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for the Securityholder Agent’s services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Securityholders. Whenever an entity shall be serving as Securityholder Agent, such Securityholder Agent shall designate in writing a single natural person authorized to act on behalf of the entity in its capacity as the Securityholder Agent, such writing to be delivered to Parent pursuant to the notice provisions of Section 11.1 hereof.

(ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Securityholders on whose behalf the Escrow Cash and the Escrow Shares were contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the

Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

(d) Protection of Escrow Fund and Earn Out Escrow. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and the Earn Out Escrow until distributed, shall treat each such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund and Earn Out Escrow only in accordance with the terms hereof and the Escrow Agreement and the Earn Out Escrow Agreement, as applicable. Any shares of Parent Common distributed by Parent (including shares issued upon a stock split) (“New Shares”) in respect of shares of Parent Common in the Escrow Fund and Earn Out Escrow at the time of issuance or distribution shall be added to the Escrow Fund or Earn Out Escrow, as applicable, and become a part thereof. Any other property distributed by Parent in respect of shares of Parent Common or other equity securities in the Escrow Fund or Earn Out Escrow at the time of issuance or distribution shall not be added to the Escrow Fund or Earn Out Escrow but shall be distributed to the LLC. The LLC shall be treated by Parent as the holder of and shall have voting rights with respect to the shares of Parent Common contributed to the Escrow Fund or Earn Out Escrow (and on any voting securities added to the Escrow Fund or Earn Out Escrow in respect of such shares of Parent Common).

(e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time before 5:00 p.m. California time on the Expiration Date of a certificate signed by any executive officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and specifying an aggregate amount thereof, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, the basis for such anticipated liability, the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Securityholder Agent in accordance with Section 9.2(f), the Escrow Agent shall, subject to the provisions of Section 9.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, cash and/or shares of Parent Common held in the Escrow Fund in an amount equal to such Losses. The Securityholder Agent shall have the responsibility to determine the mix of cash and shares of Parent Common out of the Escrow Fund to be delivered to Parent hereunder. For the purposes of determining the number of shares of Parent Common to be delivered to Parent pursuant to this Section 9.2(e) from the Escrow Fund, the shares of Parent Common shall be valued at the average of the closing prices per share of Parent Common on the Principal Market for the thirty (30) consecutive trading days ending on the date that is two (2) trading days prior to the date such shares shall be delivered to Parent. The Securityholder Agent shall (i) determine the number of shares of Parent Common, if any, to be delivered to Parent from the Escrow Fund pursuant to this Section 9.2(e), (ii) certify the fair market value of such shares in a certificate signed by both the Securityholder Agent and Parent and (iii) deliver such certificate to the Escrow Agent. Parent shall only be entitled to recover up to One Million Five Hundred Thousand Dollars ($1,500,000) of cash and shares of Parent Common from the Escrow Fund without the written consent of the Securityholder Agent.

(f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any cash or shares of Parent Common in the Escrow Fund pursuant to Section 9.2(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash or shares of Parent Common from the Escrow Fund in accordance with Section 9.2(e) hereof; provided, however, that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Agent shall object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash and shares of Parent Common from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation after twenty (20) Business Days, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator. Parent and the Securityholder Agent shall within twenty (20) days of the demand mutually agree and select one (1) arbitrator. If Parent and the Securityholder Agent fail to appoint an arbitrator within that time period, then Judicial Arbitration and Mediation Services, Inc. shall appoint the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The arbitrator shall not award less than any amount of losses conceded by the Securityholder Agent as being properly payable from the Escrow Fund.

(iii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Palo Alto, California, under the Comprehensive Commercial Arbitration Rules then in effect of the Judicial Arbitration and Mediation Services, Inc.

(iv) The fees of the arbitration and arbitrator shall be paid by the party who does not prevail in the arbitration. Any fees to be paid by the Securityholders shall be borne by the LLC and shall be paid from the Escrow Fund.

(h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Securityholders for whom a portion of the consideration otherwise distributable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of the Securityholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each Securityholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, giving full details of the claim (a “Third Party Claim”), and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Parent settles any Third Party Claim without the Securityholder Agent’s consent (which consent shall not be unreasonably withheld or delayed), and Parent seeks to recover the amount of the settlement by claiming against the Escrow Fund, the settlement of any such claim with third party claimants shall not alone be determinative of the amount of any claim against the Escrow Fund and the Securityholder Agent may dispute such amount through the process provided by Section 9.2(g). In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Section 9.2 to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement.

ARTICLE X

TERMINATION, AMENDMENT, WAIVER, CLOSING

10.1 Termination. Except as provided in Section 10.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Company and Parent;

(b) Upon written notice by Parent or the Company if: (i) the Effective Time has not occurred by February 28, 2003 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the approval and adoption of this Agreement by the Company’s stockholders shall not have been obtained (provided that the right to terminate this Agreement under this clause (iv) shall not be available to the Company so long as such failure is the result of a breach of one or more Support Agreements);

(c) Upon written notice by Parent or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(d) Upon written notice by Parent if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within fifteen (15) days of delivery to the Company of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(e) Upon written notice by the Company if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Subsidiary or if any representation or warranty of Parent or Merger Subsidiary shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within fifteen (15) days of delivery to Parent of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(f) Upon written notice by Parent if the Company has not delivered to Parent by no later than fourteen (14) days after the date hereof, executed Support Agreements from each of the Company Stockholders listed on Schedule 7.9(b);

(g) Upon written notice by Parent if the Company Board shall have failed by the date the Information Statement is mailed to the Company’s stockholders to recommend or modifies in a manner adverse to Parent its recommendation concerning this Agreement or shall have disclosed in any manner its intention to modify in a manner adverse to Parent such recommendation; or

(h) Upon written notice by Parent if the Company Board makes any recommendation with respect to an Acquisition Transaction or the Company Board shall have resolved to take any such action and publicly disclosed this resolution.

Where action is taken to terminate this Agreement pursuant to this Section 10.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subsidiary or the Company, or their respective subsidiaries, officers, directors or stockholders, provided that, the provisions of Sections 7.3 and 7.4, ARTICLE X and ARTICLE XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10.3 Amendment or Supplement. This Agreement may be amended or supplemented at any time before or after approval of this Agreement by the stockholders of the Company to the extent permitted under Section 251(d) of the DGCL. No amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby; provided, however, that the consent of the Securityholder Agent and the Escrow Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Securityholder Agent or the Escrow Agent, as applicable. Subject to the preceding two (2) sentences, this Agreement may be amended in a writing executed by the Chief Executive Officer of the Company and the Chief Executive Officer of Parent in order to modify the structure of the Merger to substitute for Merger Subsidiary another directly or indirectly wholly owned subsidiary of Parent, pursuant to which such subsidiary shall then become a party to this Agreement and all references in this agreement to Merger Subsidiary shall thereafter be deemed to refer to such substituted subsidiary of Parent.

10.4 Extension of Time, Waiver. At any time prior to the Effective Time, Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, may, to the extent legally allowed:

(a) Extend the time for the performance of any of the obligations or other acts of the other party hereto,

(b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

(c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

(d) Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

GENERAL

11.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

(a) If to Parent or Merger Subsidiary to:

INCYTE GENOMICS, INC.

3160 Porter Drive

Palo Alto, CA 94304

Attn: Chief Financial Officer

General Counsel

Fax: (650) 845-4166

with a copy to:

Pillsbury Winthrop LLP

50 Fremont Street

San Francisco, CA 94105

Attn: Stanton D. Wong

Fax: (415) 983-1200

(b) If to the Company to:

MAXIA PHARMACEUTICALS, INC.

10835 Altman Row, Suite 250

San Diego, CA 92121

Attention: Dr. Magnus Pfahl

Fax: (858) 824-1967

with a copy to:

Sheppard Mullin Richter & Hampton LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130-3051

Attn: Ethna Piazza

Fax: (858) 509-3691

(c) If to the Securityholder Agent:

MAXIA PHARMACEUTICALS, LLC

10835 Altman Row, Suite 250

San Diego, CA 92121

Attention: Dr. Magnus Pfahl

Fax: (858) 824-1967

(d) If to the Escrow Agent:

J.P. Morgan Trust Company, National Association

560 Mission Street, 13th Floor

San Francisco, CA 94105

Attention: Hans Helley

Fax: (415) 315-7585

(e) If to the LLC:

MAXIA PHARMACEUTICALS, LLC

10835 Altman Row, Suite 250

San Diego, CA 92121

Attention: Dr. Magnus Pfahl

Fax: (858) 824-1967

or to such other Persons as may be designated in writing by the parties, by a notice given as aforesaid.

11.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

11.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. If the Escrow Agent named herein does not execute this Agreement, another Escrow Agent shall be chosen by mutual agreement of Parent and the Company.

11.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as provided in Section 11.9 below); and (c) except as contemplated by Section 10.3 shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties.

11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.8 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.9 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other Person, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of Section 7.15 shall be for the benefit of, and enforceable by, the indemnified persons referred to therein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

PARENT: INCYTE GENOMICS, INC.		MERGER SUBSIDIARY: MONACO ACQUISITION CORPORATION

By:	/s/ PAUL A. FRIEDMAN	By:	/s/ PAUL A. FRIEDMAN
	Paul A. Friedman Chief Executive Officer		Paul A. Friedman President

COMPANY: MAXIA PHARMACEUTICALS, INC.		SECURITYHOLDER AGENT: MAXIA PHARMACEUTICALS, LLC.

By:	/s/ MAGNUS PFAHL	By:	/s/ MAGNUS PFAHL
	Magnus Pfahl President and Chief Executive Officer		Magnus Pfahl Formation Member

ESCROW AGENT: J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION		LLC: MAXIA PHARMACEUTICALS, LLC

By:	/s/ HANS H. HELLEY	By:	/s/ MAGNUS PFAHL
	Hans H. Helley Vice President		Magnus Pfahl Formation Member

[Signature Page to Agreement and Plan of Merger]